EXHIBIT 10.4

STOCKHOLDERS AGREEMENT
dated as of

October 12, 2023

by and among

PARTY CITY HOLDCO INC.

and

EACH OF THE STOCKHOLDERS PARTY HERETO

TABLE OF CONTENTS

Schedule A – Stockholders

Exhibit A – Form of Joinder

STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of October 12, 2023 (the “Effective Date”), by and among (i) Party City Holdco Inc., a Delaware corporation (the “Corporation”), (ii) each Person (as defined below) set forth on Schedule A hereto and (iii) any other Person who shall hereafter become a Party hereto as set forth herein (each Person in clauses (ii) and (iii), a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, on January 17, 2023, the Corporation and certain affiliated debtors filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, on September 6, 2023, the United States Bankruptcy Court for the Southern District of Texas in Case No. 23-90005 (DRJ) entered an order confirming the Fourth Amended Joint Plan of Reorganization of Party City Holdco Inc. and Its Debtor Affiliates dated August 31, 2023 pursuant to the Bankruptcy Code (as may be amended, supplemented, or otherwise modified from time to time, including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto, the “Plan of Reorganization”);

WHEREAS, pursuant to the Plan of Reorganization, the Corporation is authorized to enter into this Agreement and each Stockholder is deemed to hold its Common Stock (as defined below), as applicable, subject to the terms and conditions of this Agreement;

WHEREAS, all Persons who after the date hereof are issued Common Stock or receive Common Stock pursuant to a Transfer from an existing holder of Common Stock must become a party to this Agreement by signing a joinder agreement in the form of Exhibit A hereto; and

WHEREAS, the parties hereto desire to establish certain rights and obligations with respect to the Stockholders and other matters relating to the corporate governance of the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Definitions

Section 1.01.      Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Accelerated Buyer” has the meaning set forth in Section 3.01(g).

“Accelerated Sale Notice” has the meaning set forth in Section 3.01(g).

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement). Notwithstanding the foregoing, for purposes of this Agreement, none of the Stockholders or their respective Affiliates, solely by virtue of being Stockholders of the Corporation, shall be considered Affiliates of any other Stockholders or such other Stockholders’ Affiliates or Related Persons.

“Affiliate Transaction” means any contract, agreement, transaction or other arrangement (whether written or unwritten) between the Corporation or any of its Subsidiaries, on the one hand, and (i) any Person (together with its Related Persons) directly or indirectly owning, controlling or holding the power to vote (including pursuant to a contract, agreement, arrangement or other understanding), 10% or more of the Fully Diluted Party Common Stock, or any officer, director or Affiliate of any such person or such person’s Related Persons, (ii) any officer or director of the Corporation or any of its Subsidiaries or any Affiliate of any of the foregoing persons (excluding any compensation arrangements or any payments or awards pursuant to the Management Incentive Plan or any similar incentive compensation or equity purchase plans of the Corporation or any of its Subsidiaries and any customary indemnification, expense advance or reimbursement in accordance with policies or contracts of the Corporation or any of its Subsidiaries, including any forms thereof (which, for the avoidance of doubt, shall not require reapproval by the Board of Directors absent material modifications thereto), in each case that are approved by a majority of the Board of Directors or a committee of the Board of Directors (disregarding for this purpose clause (iii) of Section 2.06)), (iii) any members of the “immediate family” (as such terms are respectively defined in Rule 16a-1 of the Securities Exchange Act of 1934) of any of the persons referenced in clause (i) or clause (ii), on the other hand, (iv) any Person in which a Stockholder (together with its Related Persons) who holds 10% or more of the Fully Diluted Party Common Stock directly or indirectly owns, controls or holds the power to vote (including pursuant to a contract, agreement, arrangement or other understanding) 20% or more of the outstanding equity of such Person or (v) any third party in which any officer or director of the Corporation or any of its Subsidiaries also serves as an officer or director of such third party; provided, that “Affiliate Transactions” shall not include any contract, agreement, transaction or other arrangement that is solely between the Corporation and/or any one or more of its Subsidiaries or among any of the Corporation’s Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“All-In Yield” means, as to any debt for borrowed money, the yield thereof incurred or payable by the applicable borrower generally to all lenders of such debt in an amount equal to the sum of (a) the applicable margin and (b) original issue discount,

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make-whole premium and upfront fees; provided that (i) original issue discount, make-whole premium and upfront fees shall be equated to interest rate assuming a life to maturity on a straight line basis (or, if less, the stated life to maturity at the time of incurrence of the applicable debt); and (ii) “All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fee and any similar fees payable to any lead arranger (or its Affiliates) in connection with the commitment or syndication of such debt, consent fees paid to consenting lenders, ticking fees on undrawn commitments and any other fees not paid or payable generally to all lenders in the primary syndication of such debt and (iii) the interest rate (exclusive of margin) after giving effect to any (A) Eurocurrency Rate, (B) SOFR or (C) Base Rate floor, as each of (A)-(C) are to be defined in the applicable definitive documentation underlying such debt incurrence.

“Amendment” has the meaning set forth in the Recitals.

“Anagram Noteholders” means the holders of the Anagram Notes.

“Anagram Notes” means, collectively (i) the 15.00% PIK/Cash Senior Secured First Lien Notes due 2025 issued by Anagram International, Inc. and Anagram Holdings, LLC pursuant to the Indenture, dated as of July 30, 2020, by and among Anagram International, Inc. and Anagram Holdings, LLC, as issuers, the guarantors party thereto, and Ankura Trust Company, LLC, as trustee and collateral trustee, as may be amended, supplemented, or otherwise modified from time to time, and (ii) the 10.00% PIK/Cash Senior Secured Second Lien Notes due 2026 issued by Anagram International, Inc. and Anagram Holdings, LLC pursuant to the Indenture, dated as of July 30, 2020, by and among Anagram International, Inc. and Anagram Holdings, LLC, as issuers, the guarantors party thereto, and Ankura Trust Company, LLC, as trustee and collateral trustee, as may be amended, supplemented, or otherwise modified from time to time.

“Anagram Transaction” means a transaction by and among the Corporation, the Anagram Wholly-Owned Subsidiaries and Anagram Noteholders in connection with the restructuring of the Anagram Notes.

“Anagram Wholly-Owned Subsidiaries” means, collectively, Anagram Holdings, LLC, Anagram International, Inc. and Anagram International Holdings, Inc.

“Board of Directors” means, as of any date, the Board of Directors of the Corporation in office on that date.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in the State of New York are authorized or required by Law to close for business.

“Bylaws” means the Second Amended and Restated Bylaws of the Corporation (as may be amended, restated or amended and restated from time to time).

“Cause” means, with respect to any Director, (i) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty

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against the Corporation, (ii) conviction, plea of guilty or nolo contendere to (x) a felony or (y) any crime involving fraud, dishonesty or moral turpitude, (iii) causing material harm, financial or otherwise, to the Corporation, (iv) material breach of any Corporation policy, or (v) gross negligence or willful misconduct in the performance of such Director’s duties to the Corporation.

“CG” means Capital Research and Management Company or one of its Affiliates or funds or accounts that it manages or advises, in each case, that is a Stockholder and has been designated in writing as “CG” by Capital Research and Management Company.

“Charter” means the Third Amended and Restated Certificate of Incorporation of the Corporation (as may be amended, restated or amended and restated from time to time).

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Company Sale” means (i) the occurrence of a merger, consolidation, share exchange, business combination or other sale involving the Corporation and its Subsidiaries or similar corporate transaction involving the Corporation and its Subsidiaries, whether or not the Corporation is the surviving entity in any such transaction, other than a transaction which would result in the voting power of the securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or owning entity) at least a majority of the voting power of the securities of the Corporation or such surviving or owning entity immediately after such transaction (any transaction referred to in this clause (i), a “Business Combination”), (ii) any Transfer of a majority of the outstanding Common Stock in any transaction or series of related transactions (any transaction or series of related transactions referred to in this clause (ii), a “Share Transfer”) or (iii) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation followed by a distribution of the proceeds (“Asset Sale”).

“Competitor” means (i) any Person (together with its Related Persons) that owns or operates assets involved in the retail or online retail industry (including party retailers), other than the Corporation and its Subsidiaries (collectively, “Party Goods Companies”), (ii) any Person (together with its Related Persons) that directly or indirectly (A) holds equity interests in any Party Goods Company where such interests collectively represent greater than 50% of the asset value, or account for greater than 50% of the revenue of, such Person, or (B) controls (as such term is defined in the definition of “Affiliate”) any Party Goods Company or (iii) any other Person as determined from time to time that the Board of Directors determines in good faith poses a material competitive risk to the Corporation or any of its Subsidiaries; provided that in the case of clauses (i) or (ii), the Board of Directors (excluding the vote of any Director appointed by, or otherwise affiliated with, such specified Competitor referenced in this proviso (as defined without giving effect to this proviso)) may determine in good faith

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that a Person that would be a Competitor pursuant to the foregoing clauses (i) or (ii) shall be deemed to not be a Competitor, notwithstanding clauses (i) or (ii) of this definition; provided further that (x) no Stockholder as of the Effective Date shall be deemed a “Competitor” for any purposes hereunder and (y) no Person that is a financial-investment firm, collective-investment vehicle or private investment fund and in each case that does not control any “Competitor” shall be deemed a “Competitor”.

“Confidential Information” means, with respect to the Corporation, all information concerning the Corporation and its Subsidiaries, including, but not limited to, ideas, business strategies, innovations and materials, all aspects of the business plan of the Corporation and its Subsidiaries, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Corporation or its Subsidiaries plan to conduct their respective businesses, all trade secrets, trademarks, tradenames and all intellectual property associated with the business of the Corporation and its Subsidiaries; provided that the term “Confidential Information” does not include information or material that:

(i)	is in the possession of a Stockholder at the time of disclosure by the Corporation or its Subsidiaries so long as, to the knowledge of such Stockholder, such information or material is not subject to any prior obligation of confidentiality owed to the Corporation or any of its Subsidiaries with respect to such information;
(ii)	before or after it has been disclosed to a Stockholder by the Corporation, or any of its Subsidiaries, becomes publicly available, not as a result of any action or inaction of such Stockholder or any of its Representatives in violation of this Agreement;
(iii)	is disclosed to a Stockholder or its Representatives by a third party not, to the knowledge of such Stockholder, in violation of any obligation of confidentiality owed to the Corporation or any of its Subsidiaries with respect to such information; or
(iv)	is independently developed (without the use of any Confidential Information) by a Stockholder or any of its Representatives without violating any confidentiality agreement with, or other obligation of secrecy to, the Corporation or any of its Subsidiaries.

“Corporation” has the meaning set forth in the Preamble.

“Covered Person” means (i) each Director or officer of the Corporation or any of its Subsidiaries and each former Director or officer of the Corporation or any of its Subsidiaries and (ii) each Stockholder and each former Stockholder and each of their respective Representatives.

“Designating Stockholder Indemnified Actions” means the following: (i) the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors,

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(ii) the assertion or enforcement of rights and remedies against the Debtors, (iii) the subject matter of, or the transactions or events giving rise to, any Claim, Cause of Action, or Interest that is treated in the Plan, (iv) the business or contractual arrangements between any Debtor and any Designating Stockholder, its Affiliates or its or their respective Representatives, (v) the Debtors’ in- or out-of-court restructuring efforts, (vi) intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, (vii) the Chapter 11 Cases, including the Filing of the Chapter 11 Cases, (viii) the DIP Facility, (ix) the Prepetition ABL Credit Agreement, (x) the Secured Notes Indentures, (xi) the formulation, preparation, dissemination, negotiation, resolution, agreement on, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offering, the DIP Non-Cash Takeout Option, the ABL Exit Facility, the New Second Lien Notes, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Creditors’ Committee Settlement, the Mudrick Settlement, the Confirmation Order, or any aspect of the Restructuring Transactions, including but not limited to any contract, instrument, release, or other agreement or document created, entered into, or not entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offering, the DIP Non-Cash Takeout Option, the New Second Lien Notes, ABL Exit Facility, the Creditors’ Committee Settlement, the Mudrick Settlement, the Plan (including, for the avoidance of doubt, the Plan Supplement), and the Confirmation Order, (xii) the pursuit of Confirmation, (xiii) the pursuit of Consummation, (xiv) the administration and implementation of the Plan, (xv) any action or actions taken in furtherance of or consistent with the administration of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or (xvi) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing. Defined terms used in the foregoing clauses (i) through (xvi) but not otherwise defined herein shall have the respective meaning set forth in the Plan of Reorganization.

“Designating Stockholder Indemnified Persons” has the meaning set forth in Section 5.02(a).

“Designating Stockholder Transferred Share Portion” means, with respect to any given Designating Stockholder as of the Effective Date, the aggregate number of Transfer Shares proposed to be transferred by the Transferring Stockholder pursuant to the Transfer Notice multiplied by a fraction, the numerator of which is the number of shares of Fully Diluted Party Common Stock held (directly or indirectly) by such Designating Stockholder (together with their Related Persons) and the denominator of which is the total number of shares of Fully Diluted Party Common Stock held (directly or indirectly) by all of the Stockholders.

“Designating Stockholders” means, collectively, each Large Stockholder and each Minority Designating Stockholder.

“Designating Stockholders Conference Call” has the meaning set forth in Section 4.01(b).

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“Director” has the meaning set forth in Section 2.01.

“Disproportionately Affected Stockholder” has the meaning set forth in Section 6.06.

“DKP” means Davidson Kempner Capital Management LP or one of its Affiliates that is a Stockholder and has been designated in writing as “DKP” by Davidson Kempner Capital Management LP.

“Drag-Along Buyer” has the meaning set forth in Section 3.03(a)(i).

“Drag-Along Rights” has the meaning set forth in Section 3.03(a).

“Drag-Along Sale” has the meaning set forth in Section 3.03(a).

“Drag-Along Sale Notice” has the meaning set forth in Section 3.03(c).

“Drag-Along Sellers” has the meaning set forth in Section 3.03(a).

“Excess Shares” has the meaning set forth in Section 3.01(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Party Common Stock” means, as of any given date, the aggregate number of issued and outstanding shares of Common Stock held by the Stockholders (together with their Related Persons) as of such date after giving effect to a hypothetical conversion on such date of all of the issued and outstanding equity securities held by the Stockholders (together with their Related Persons) that are convertible into or exchangeable for Common Stock (but for the avoidance of doubt, excluding Common Stock issued pursuant to the Management Incentive Plan or any other compensation or incentive plan approved by the Board of Directors).

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Independent Director” means (i) with respect to any person who is a Director designated by any Designating Stockholder, that such person is neither an employee nor an Affiliate of the Corporation, any Designating Stockholder or any of their respective Related Persons, and has no, and has had no, relationship with the Corporation, any Designating Stockholder or with any of their respective Related Persons which is material to that person’s ability to be independent from the Corporation and such Designating Stockholder in connection with the duties as an Independent Director, (ii) with respect to any other Director (other than the CEO Director), a Director that is independent from: (A) the Corporation pursuant to the standard for independence under the rules of the New

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York Stock Exchange (as if such rules applied to the Corporation); and (B) each (a) Stockholder that holds (together with its Related Persons) more than one percent (1%) of the Fully Diluted Party Common Stock, and (b) Person that has an outstanding loan to the Corporation or its Subsidiaries (together with each Stockholder of more than one percent (1%) of the Fully Diluted Party Common Stock, the “Interested Parties”), which Director shall not have a material relationship with any Interested Party, as determined by the Board of Directors in good faith, including, but not limited to, serving or formerly serving (within the last three years) as an employee, director, officer or partner of an Interested Party, being an immediate family member of a current or former (within the last three years) employee, director, officer or partner of an Interested Party, receiving in excess of $120,000 of direct compensation from an Interested Party in any of the last three years, or having a financial interest in an Interested Party.

“Individual Excess Shares” has the meaning set forth in Section 3.01(d).

“IPO” has the meaning set forth in Section 3.01(f).

“Issuance Notice” has the meaning set forth in Section 3.01(b).

“Joinder” means a Joinder to this Agreement in substantially the form attached hereto as Exhibit A.

“Joint Minority Designating Stockholder Termination Date” means the earliest date from and after the Effective Date on which the Minority Designating Stockholders (together with their respective Related Persons), collectively, hold less than 15% of the Fully Diluted Party Common Stock in the aggregate.

“Large Stockholder” means, as of the Effective Date, each of (i) SP and (ii) CG.

“Large Stockholder Termination Date” means, with respect to a Large Stockholder, the earliest date from and after the Effective Date on which such Large Stockholder (together with its respective Related Persons) holds less than 15% of the Fully Diluted Party Common Stock in the aggregate.

“Law” means all laws, statutes, ordinances, rules, regulations and orders of any Governmental Entity.

“Listing” has the meaning set forth in Section 3.01(f).

“Management Incentive Plan” means the initial management incentive compensation program to be established and implemented by the Board of Directors after the Effective Date, in accordance with the Plan of Reorganization.

“Minority Designating Stockholder” means, as of the Effective Date, each of DKP and Monarch.

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“Monarch” means Monarch Alternative Capital LP or one of its Affiliates that is a Stockholder and has been designated in writing as “Monarch” by Monarch Alternative Capital LP.

“National Securities Exchange” means any U.S. national securities exchange, including, without limitation, the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market. For the avoidance of doubt, National Securities Exchange does not include an “over-the-counter” system or network.

“New Securities” means any and all (A) shares of Common Stock or other equity securities of the Corporation, (B) equity securities of any Subsidiary of the Corporation, (C) securities exchangeable into, or convertible or exercisable for, securities of the type specified in clause (A) or (B), (D) options, warrants or other rights to acquire securities of the type specified in clause (A), (B) or (C), and (E) debt for borrowed money incurred or issued by the Corporation or any of its Subsidiaries that, as of the date of issuance or incurrence, provides a holder thereof with an All-In Yield equal to or in excess of 12.00%; provided that New Securities shall not include: (1) securities issued to employees, officers, directors or consultants pursuant to the Management Incentive Plan or any other equity-based compensation or incentive plans approved by the Board of Directors or included in the Plan of Reorganization, (2) securities issued in connection with a stock split, payment of dividends or any similar recapitalization, reclassification, distribution, exchange or readjustment of shares approved by the Board of Directors, (3) shares of Common Stock or any indebtedness, in each case, issued or distributed pursuant to the Plan of Reorganization, (4) securities issued as consideration in any business combination, consolidation, merger or acquisition transaction or joint venture involving the Corporation or any of its Subsidiaries, (5) securities issued in connection with an Anagram Transaction, (6) securities issued upon the conversion, exchange or exercise of any securities convertible into or exchangeable or exercisable for securities (i) of the type specified in clause (1), (2), (3), (4) or (5) or (ii) that were subject to the Securities Purchase Right or specifically excluded from the Securities Purchase Right, (7) securities issued in an IPO, (8) securities issued as a bona-fide “equity kicker” to a lender (or its Affiliate designee) in connection with any incurrence of indebtedness from a lender, or to any other vendor, customer or consultant in the ordinary course of business or (9) securities issued by any Subsidiary of the Corporation to the Corporation or to any of its other Subsidiaries.

“Organizational Documents” means the Charter and Bylaws.

“Other Stockholders” has the meaning set forth in Section 3.03(a).

“Party” means each Person who is a party to this Agreement pursuant to the Plan of Reorganization, by virtue of signing this Agreement or by virtue of signing a Joinder.

“Person” means any individual, firm partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

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“Plan of Reorganization” has the meaning set forth in the Recitals.

“Preemptive Rightsholder” has the meaning set forth in Section 3.01(a).

“Preemptive Share” has the meaning set forth in Section 3.01(a).

“Proposed Transferee” has the meaning set forth in Section 4.03(b).

“Registration Rights Agreement” means that Registration Rights Agreement (including all exhibits thereto and as may be amended, supplemented or amended and restated from time to time in accordance with the terms thereof), dated as of the date hereof, by and among the Corporation and the other parties signatory thereto and any additional parties identified on the signature pages of any joinder agreement executed and delivered pursuant thereto.

“Related Persons” means, with respect to a Person, and without duplication, (i) such Person’s Affiliates and (ii) any fund, account, investment vehicle or co-investment vehicle that is controlled, managed, advised or sub-advised by such Person or any of its Affiliates or the same investment manager, advisor or sub-advisor as such Person or any Affiliate of such investment manager, advisor or sub-advisor.

“Representatives” means, with respect to a Person, such Person’s Related Persons and its and their respective partners, members, shareholders, managers, directors, officers, employees, advisors, legal counsel, accountants, tax advisors, investment advisers, agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Secured Site” has the meaning set forth in Section 4.02.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Securities Purchase Right” has the meaning set forth in Section 3.01(a).

“SP” means Silver Point Capital, L.P. or one of its Affiliates that is a Stockholder and has been designated in writing as “SP” by Silver Point Capital, L.P.

“Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or

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more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof; provided that in the case of this clause (b), if a Person has the right to serve as the “manager” (or comparable role) of a limited liability company, partnership, association or other business entity (other than a corporation), such limited liability company, partnership, association or other business entity (other than a corporation) and each of its Subsidiaries shall be deemed to be a Subsidiary of such Person.

“Tag-Along Notice” has the meaning set forth in Section 3.02(b).

“Tag-Along Offerees” has the meaning set forth in Section 3.02(a).

“Tag-Along Per Share Consideration” has the meaning set forth in Section 3.02(b).

“Tag-Along Pro Rata Portion” has the meaning set forth in Section 3.02(b).

“Tag-Along Right” has the meaning set forth in Section 3.02(a).

“Tag-Along Seller” has the meaning set forth in Section 3.02(a).

“Tag-Along Transfer” has the meaning set forth in Section 3.02(a).

“Tag-Along Transferee” has the meaning set forth in Section 3.02(b).

“Tagging Stockholder” has the meaning set forth in Section 3.02(a).

“Transfer” (and, with correlative meanings, “Transferee”, “Transferor”, “Transferred” and “Transferring”) means, with respect to any Common Stock or any other equity securities, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate, reduce beneficial ownership of or otherwise transfer such Common Stock, or other equity securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), and (b) when used as a noun, a sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, reduction in beneficial ownership or other transfer of such Common Stock, or other equity securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction). The term “Transfer”, together with its correlative meanings above, will include a direct or indirect transfer (or series of related direct or indirect transfers) of any interest in a Stockholder if the value of the Common Stock held (directly or indirectly) by the Stockholder constitutes more than ten percent (10%) of the value being transferred disregarding any cash, cash equivalents and marketable securities involved in such transfer.

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Article 2

Corporate Governance; Certain Covenants

Section 2.01.      Board of Directors; Selection of Directors; Board Committees.

(a)        Board Constitution. A Board of Directors shall be constituted for the Corporation. The Board of Directors shall consist of five (5) directors (each, a “Director” and collectively, the “Director”), of whom (i) one shall be the individual that is the Chief Executive Officer of the Corporation at the relevant time (the “CEO Director”), (ii) two shall be the individuals that each Large Stockholder has designated to the Board of Directors (each, a “Large Stockholder Director” and collectively, the “Large Stockholder Directors”), (iii) one shall be the individual that is jointly designated by the Large Stockholders (the “Joint Large Stockholder Director”) and (iv) one shall be the individual that is jointly designated by the Minority Designating Stockholders (the “Joint Minority Designating Stockholder Director”), and, in each case of (ii)-(iv), all such Directors shall be Independent Directors selected in accordance with Section 2.01(b). For the avoidance of doubt, termination, resignation or other removal of the individual then serving as Chief Executive Officer shall automatically result in the deemed resignation from the Board of Directors of such individual from the position of CEO Director, and the appointment of a new Chief Executive Officer shall automatically result in the deemed appointment to the Board of Directors of such new Chief Executive Officer as the CEO Director. Subject to the following proviso, the Board of Directors shall select a Director (other than the CEO Director) to serve as the Chairman of the Board (the “Chairman”) from time to time, having such responsibilities as are determined by the Board of Directors; provided that the Large Stockholders shall have the right to jointly select the initial Director that shall be designated as the Chairman (which may be a Large Stockholder Director or another Director (other than the CEO Director)). The Corporation and each Stockholder shall take such action as may be required under applicable Law, the Organizational Documents and this Agreement to cause the Board of Directors to consist of the number of authorized Directors specified in this Section 2.01(a) and to be composed of the Directors specified in Section 2.01(a) and Section 2.01(b). From and after the Effective Date, (i) the Corporation agrees to include in the slate of director nominees to be voted upon by Stockholders at any annual or special meeting of stockholders of the Corporation at which directors are to be elected, or as otherwise permitted under the Bylaws, any directors designated in accordance with Section 2.01(a) or Section 2.01(b) and (ii) each Stockholder agrees to vote, or cause to be voted, all Common Stock owned by such Stockholder (together with its Related Persons), or over which such Stockholder (together with its Related Persons) has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at any annual or special meeting of stockholders of the Corporation at which directors are to be elected or as otherwise permitted under the Bylaws, any directors designated in accordance with Section 2.01(a) or Section 2.01(b), and in each case of (i) and (ii), the Corporation and each Stockholder (together with its Related Persons) shall cause the election of such designees to the Board of Directors, including designating such individuals to be elected as Directors as provided herein. The right of a Designating Stockholder to designate a Director pursuant to this Section 2.01 shall cease following the

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Large Stockholder Termination Date, the Joint Minority Designating Stockholder Termination Date or the date upon which SP no longer has the right to designate the Continuing Large Stockholder Director, as applicable. Following such time, the applicable designated Director shall be entitled to complete his or her then-remaining term as a Director. Such Director seat shall thereafter be nominated by (i) the Board of Directors or (ii) any other Stockholder proposing an alternative slate of Directors (subject to compliance with any applicable provisions in the Organizational Documents), in each case at any annual meeting of Stockholders and each such Director shall then be elected by the vote of a plurality of the votes cast with respect to the Directors at any meeting for the election of Directors at which a quorum is present.

(b)        Selection of Independent Directors.

(i)        With respect to each Large Stockholder, prior to the Large Stockholder Termination Date, such Large Stockholder shall have the right to designate one Large Stockholder Director to the Board of Directors.

(ii)        Prior to the Joint Minority Designating Stockholder Termination Date, the Minority Designating Stockholders, collectively, shall have the right to designate the Joint Minority Designating Stockholder Director to the Board of Directors.

(iii)        SP and the other Large Stockholder shall have the right to jointly designate the initial Joint Large Stockholder Director to the Board of Directors.

(iv)        Following the initial term of the Joint Large Stockholder Director, the Large Stockholder (other than SP) acknowledges and agrees to permanently waive its continuing designation right with respect to such Joint Large Stockholder Director, while SP shall continue to have the right to designate the Joint Large Stockholder Director (now, a “Continuing Large Stockholder Director”) so long as such Continuing Large Stockholder Director is an Independent Director and SP (together with its Related Persons) holds at least 30% of the Fully Diluted Party Common Stock in the aggregate.

(v)        The Directors as of the Effective Date are Bradley Weston (in such person’s capacity as the CEO Director), Robert Hull (in such person’s capacity as the Large Stockholder Director designated by SP), Anthony Truesdale (in such person’s capacity as the other Large Stockholder Director), Neal Goldman (in such person’s capacity as the Joint Large Stockholder Director) and Mark King (in such person’s capacity as the Joint Minority Designating Stockholder Director).

(vi)        For the avoidance of doubt, (A) the Director designation rights of the Designating Stockholders pursuant to this Section 2.01 (and the related rights pursuant to this Article 2 in the case of removal or vacancies) are contractual rights of the Designating Stockholders and are not subject to any vote of any other Stockholders, (B) the right of SP to designate the Continuing Large Stockholder

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Director to the Board of Directors is a contractual right that is personal to SP and not transferrable to a third-party Transferee in connection with a Transfer to such third-party Transferee by SP of its ownership of Common Stock or otherwise, (C) the right of the Minority Designating Stockholders to designate the Joint Minority Designating Stockholder Director are contractual rights that are personal to each of DKP and Monarch and are not transferrable to a third-party Transferee in connection with a Transfer to such third-party Transferee by either DKP or Monarch, as applicable, of their respective ownership of Common Stock or otherwise and (D) the right of each Large Stockholder to designate one Large Stockholder Director to the Board of Directors is transferrable to a third-party Transferee in connection with a Transfer to such third-party Transferee by either Large Stockholder of its ownership of Common Stock; provided, that such third-party Transferee acquires at least 15% of the Fully Diluted Party Common Stock in the aggregate in such transfer; provided, further, that any such third-party Transferee may elect to waive this designation right for any period of time by providing prompt written notice to the Board of Directors.

(c)        The Corporation shall be entitled to request from time to time as determined by the Corporation from each Designating Stockholder, and each Designating Stockholder agrees to provide to the Corporation upon such request, reasonably satisfactory evidence of such Designating Stockholder’s then-present ownership of Common Stock in order to verify the applicable of the rights of such Designating Stockholder under this Agreement.

(d)        Board Committees. The Board of Directors may designate one (1) or more Board of Director committees (each, a “Board Committee”) consisting of two (2) or more Directors, which, to the extent provided in such designation, shall have and may exercise, subject to the provisions of this Agreement, the powers and authority granted hereunder. The presence of each Large Stockholder Director and, once designated, the Continuing Large Stockholder Director shall be required to constitute a quorum for the transaction of business at any meeting of any Board Committee; provided, that, if a quorum cannot be established at a duly called Board Committee meeting due to the absence of either Large Stockholder Director or, once designated, the Continuing Large Stockholder Director, then a quorum shall not require the presence of such absent Director at a second duly called meeting of such Board Committee. Such Board Committee(s) shall have such name or names as may be determined from time to time by the Board of Directors. A majority of all the members of any such Board Committee may determine its action and fix the time and place, if any, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise provide. Subject to the foregoing, the Board of Directors shall have power to change the members of any such Board Committee at any time, to fill vacancies, and to discharge any such Board Committee, either with or without cause, at any time.

Section 2.02.      Removal of Directors. Any Director may be removed from the Board of Directors in the manner allowed by applicable Law, this Agreement and the Organizational Documents; provided, that any Large Stockholder Director, Joint Minority Designating Stockholder Director, Joint Large Stockholder Director or, once

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applicable, Continuing Large Stockholder Director may be removed and replaced, with or without cause and for any reason or no reason at any time, by (and only by) the Person(s) entitled to designate such Director, as applicable, pursuant to Section 2.01(b). A Director may also resign of his or her own volition at any time, by written notice to the Corporation.

Section 2.03.      Board Recommendation. Prior to holding any meeting of Stockholders (or obtaining a written consent in lieu thereof, unless such consent becomes effective prior to the Board of Directors having a reasonable opportunity to make a recommendation) at which a determination under Section 2.01 or Section 2.02 will be made, the Board of Directors shall submit to the Stockholders in writing the recommendation of the Board of Directors with respect to the determination(s) to be made.

Section 2.04.      Board Vacancies. If there is a vacancy on the Board of Directors for any reason, such vacancy shall be filled (i) in the case of a vacancy of a Large Stockholder Director, by the applicable Large Stockholder, (ii) in the case of a vacancy of a Joint Minority Designating Stockholder Director, by the Minority Designating Stockholders, (iii) in the case of a vacancy of the Continuing Large Stockholder Director, by SP and (iv) in the case of any other vacancy, such Director seat shall thereafter be nominated by (i) the Board of Directors or (ii) the Stockholders (together with their Related Persons) collectively holding at least 50% of the Fully Diluted Party Common Stock that are proposing an alternative slate of Director(s) to fill any such vacancy (subject to compliance with any applicable provisions in the Organizational Documents), in each case at the next annual meeting of Stockholders and each such Director shall then be elected by the vote of a plurality of the votes cast with respect to the Directors at any meeting for the election of Directors at which a quorum is present.

Section 2.05.      Meetings of the Board of Directors; Quorum.

(a)        Meetings of the Board of Directors shall be held at least once per fiscal quarter of the Corporation on such dates and at such places and times as may be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Board of Directors on at least 72 hours’ prior written notice (which includes e-mail). The Chairman shall preside at all meetings of the Board of Directors at which he or she is present and shall exercise such powers and perform such other duties as shall be determined from time to time by the Board of Directors; provided, that if the Chairman is absent from any such meeting, any vice Chairman designated by the Board of Directors shall preside over such meeting. Meetings of the Board of Directors may be held by telephone conference or other communications equipment by means of which all participating Directors can simultaneously hear each other during the meeting.

(b)        A majority of the voting power of the Directors then in office, including the presence of at least each Large Stockholder Director and, once designated, the Continuing Large Stockholder Director shall be required to constitute a quorum; provided, that, if a quorum cannot be established at a duly called regular or special meeting of the Board of Directors due to the absence of either Large Stockholder Director

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or, once designated, the Continuing Large Stockholder Director, then a quorum shall not require the presence of such absent Director at a second duly called regular or special meeting of the Board of Directors.

Section 2.06.      Action by the Board of Directors. Except as set forth in the Charter, each Director shall have one vote on each matter presented to the Board of Directors for approval and all actions of the Board of Directors shall require (a) the affirmative vote of at least a majority of all the Directors in office at a meeting at which a quorum is present, provided such directors constitute a quorum or (b) the unanimous written consent of the Directors in office; provided that (i) if there is a vacancy on the Board of Directors and an individual has been selected to fill such vacancy in accordance with Section 2.01, the first order of business shall be to fill such vacancy in accordance with the terms of this Agreement, (ii) matters relating to the Chairman or Chief Executive Officer of the Corporation shall require the affirmative vote of at least a majority of the Directors in office at a meeting at which a quorum is present (provided that for purposes of this clause (ii), the Chairman of the Board of Directors or the Chief Executive Officer, as applicable, shall not be a Director in office for purposes of such approval) and (iii) the entry into, consummation, amendment, modification (including by waiver) or termination of any Affiliate Transaction shall require the approval of at least four of the five Directors (including at least one non-interested Director with respect to such Affiliate Transaction) in office at a meeting at which quorum is present; provided, however, that the approval of the Board of Directors shall not be required for any given Affiliate Transaction (x) if such Affiliate Transaction (or related transactions) is on terms and conditions that are equal to or more beneficial to the Corporation than the terms and conditions pursuant to which an independent third party would provide the goods or perform the services that are the subject of the Affiliate Transaction (or related transactions), (y) with respect to acquisitions of New Securities in accordance with Section 3.01(a) or (z) with respect to acquisitions of debt securities of the Corporation or any of its Subsidiaries to which preemptive rights would not otherwise apply in accordance with Section 3.01, but for which the Board of Directors still elects to apply preemptive rights. For the avoidance of doubt, a Director shall not be prohibited from voting to approve any such Affiliate Transaction solely due to the fact they were nominated or approved as a Director by such interested Person.

Section 2.07.      Charter or Bylaw Provisions. Each Stockholder agrees to vote all of its Common Stock or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Charter and Bylaws (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement. The Charter and Bylaws shall provide for (i) the elimination of the liability of each Director to the maximum extent permitted by applicable Law and (ii) indemnification of, and advancement of expenses for, each Director for acts on behalf of the Corporation to the maximum extent permitted by applicable Law.

Section 2.08.      Matters Requiring Approval by the Stockholders.

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(a)        Except as set forth in the Charter, in this Section 2.08, Section 2.09 or required under applicable Law, no Stockholder shall have any consent rights over actions to be taken by the Board of Directors, the Corporation or any of its Subsidiaries (including, for the avoidance of doubt, the right to initiate an IPO or Company Sale).

(b)        The Corporation shall not, and shall not permit any Subsidiary of the Corporation to, incur any indebtedness of $50 million or greater, in one deal or a series of related deals, without the prior written consent of Stockholders holding not less than a majority of the Fully Diluted Party Common Stock; provided that the Bankruptcy Court’s order confirming the Plan shall constitute prior written consent over the ABL Exit Facility and the New Second Lien Notes (each as defined in the Plan). For the avoidance of doubt, such consent right shall apply in the context of refinancing of existing debt of the Corporation or any of its Subsidiaries on market terms.

(c)        Notwithstanding anything to the contrary in Section 6.04, the Board of Directors shall not implement the Management Incentive Plan without the prior written consent of Stockholders holding not less than a majority of the Fully Diluted Party Common Stock.

Section 2.09.      Compensation of Directors; Expenses. Subject to the prior written consent of Stockholders holding not less than a majority of the Fully Diluted Party Common Stock, the Board of Directors shall have the authority (as an expense of the Corporation) to fix the compensation of Directors (other than the CEO Director or any Director that is an employee of the Corporation or any of its Subsidiaries, who shall not receive additional compensation for serving as a Director). No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. The Corporation shall pay all reasonable out-of-pocket expenses incurred by each Director in connection with attending regular and special meetings of the Board of Directors and any Board Committee on which the Director is a member, and any such meetings of the board of directors or equivalent body of any Subsidiary of the Corporation and any committee thereof, in each case, on which the Director is a member.

Section 2.10.      Meetings of Stockholders.

(a)        Meetings of the Stockholders shall be held at least annually on such dates and at such places and times as may be determined by the Board of Directors. Special meetings of Stockholders may be called at any time by the Board of Directors or by Stockholders holding not less than a majority of the Fully Diluted Party Common Stock, in each case on at least 72 hours’ prior written notice (which includes e-mail).

(b)        No action may be taken at a meeting of the Stockholders unless Stockholders holding not less than a majority of the Fully Diluted Party Common Stock are present in person. At any meeting of the Stockholders at which a quorum is present, an action undertaken by Stockholders representing a simple majority of the Stockholders present shall be the action of the Stockholders. Any action required or permitted to be taken by the Stockholders at such meeting may be taken without a meeting, if consent to such action is delivered in writing or via electronic transmission by such number of Stockholders that would be required if such action were voted on at a meeting of the

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Stockholders. Such written consent or a record of such electronic transmission shall be filed with the records of the Corporation.

Article 3
Preemptive Rights; Tag-Along Rights; Drag-Along Rights; Transfers

Section 3.01.      Preemptive Rights.

(a)        Subject to Section 3.01(g), the Corporation hereby grants to each Stockholder that owns (including all shares owned by such Stockholder’s Related Persons) at least 3% of the Fully Diluted Party Common Stock as of the close of business on the record date determined by the Board of Directors (each such Stockholder, together with each such Related Person of such Stockholder, a “Preemptive Rightsholder”), which record date shall not be more than ten (10) Business Days prior to, and shall not be later than, the Corporation’s delivery of the Issuance Notice, the right to purchase up to its pro rata portion (based on the number of shares of Fully Diluted Party Common Stock owned by such Stockholder as of the close of business on the record date, as a percentage of the total number of shares of Fully Diluted Party Common Stock owned by all of the Preemptive Rightsholders) of any New Securities that the Corporation or any of its Subsidiaries proposes to sell or issue for cash at any time and from time to time after the date hereof (with respect to a Preemptive Rightsholder, such Preemptive Rightsholder’s “Preemptive Share”). The rights of Preemptive Rightsholders to purchase New Securities pursuant to this Section 3.01 (the “Securities Purchase Right”) shall apply at the time of issuance of any right, warrant, or option or convertible or exchangeable security that constitutes a New Security, and not to the subsequent conversion, exchange or exercise of such New Security in accordance with its terms.

(b)        The Corporation shall give each Preemptive Rightsholder written notice of any proposed issuance or sale of New Securities that is subject to the Securities Purchase Right, at least ten (10) Business Days prior to the proposed issuance or sale. Such notice (an “Issuance Notice”) shall set forth the material terms and conditions of the proposed transaction, including the proposed manner of issuance or sale, a description of the New Securities, the total number of New Securities proposed to be issued or sold, the proposed issuance or sale date, the proposed purchase price per share, if applicable, and (if known) the name and address of the proposed purchaser of the New Securities.

(c)        At any time during the ten (10) Business Days following receipt of an Issuance Notice, each Preemptive Rightsholder shall have the right, but not the obligation, to irrevocably elect, by written notice to the Corporation, to purchase up to its Preemptive Share of the New Securities at the purchase price set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice; provided, however, that no Preemptive Rightsholder shall be obligated (or permitted without the Corporation’s consent) to purchase any New Securities pursuant to this Section 3.01 unless all required regulatory approvals, if any, applicable to such purchase have been obtained. Except as provided in the next sentence, the purchase of New Securities by the electing Preemptive Rightsholders shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The

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closing of the purchase of New Securities by any electing Preemptive Rightsholder may be extended beyond the closing of the transaction described in the Issuance Notice, to the extent necessary to (i) obtain required approvals of any Governmental Entity and other required regulatory approvals which such Preemptive Rightsholder shall be diligently pursuing in good faith (and the Corporation shall use its commercially reasonable efforts to obtain any approvals required to be obtained by it provided that the Corporation shall not be required to incur any out-of-pocket unreimbursed expenses in connection therewith other than those expenses that are not related to any specific Preemptive Rightsholder or specific group of Preemptive Rightsholders) and (ii) permit the Preemptive Rightsholder to complete its internal capital call process following receipt of the Issuance Notice; provided, however, in each case such Preemptive Rightsholder shall have no more than 180 days (in the case of obtaining approvals) or 30 days (in the case of completing an internal capital call) after delivery of the applicable Issuance Notice to obtain such approvals or complete such internal capital call process. If a Preemptive Rightsholder does not obtain the required approvals or complete its internal capital calls within the time set forth in the preceding sentence, such Preemptive Rightsholder shall be deemed to have not exercised its Securities Purchase Right and the Corporation shall have the right to issue such New Securities in accordance with the Issuance Notice, and references to the date the applicable Issuance Notice was given in Section 3.01(d) shall be deemed to refer to the date that the period set forth in the preceding sentence ended. Notwithstanding anything to the contrary contained herein, in the event that the closing of any purchase of New Securities by any Preemptive Rightsholder is extended pursuant to this paragraph, such extension shall not preclude the consummation of the issuance or sale of the remaining New Securities described in the Issuance Notice from occurring prior to such closing.

(d)        To the extent that one or more Preemptive Rightsholders do not timely exercise their Securities Purchase Rights in accordance with the terms and conditions set forth in this Section 3.01, or elect to exercise any such rights less than in full (the difference between the maximum number of New Securities such Preemptive Rightsholder could have elected to purchase under this Section 3.01 and the number of New Securities for which such Preemptive Rightsholder exercised its preemptive rights under this Section 3.01, such Preemptive Rightsholder’s “Individual Excess Shares” and the Individual Excess Shares of all such Preemptive Rightsholders, the “Excess Shares”), then the Corporation (or the applicable Subsidiary) shall offer to sell to the Preemptive Rightsholders that have validly elected to purchase all of their Preemptive Share of the New Securities, the Excess Shares pro rata (based on the number of shares of Common Stock owned by such Preemptive Rightsholder without giving effect to the issuance pursuant to the Issuance Notice) divided by the number of shares of Fully Diluted Party Common Stock owned by all Preemptive Rightsholders exercising in full their Securities Purchase Rights and at the same price and on the same terms as those specified in the Issuance Notice, and such Preemptive Rightsholders shall have the right to acquire all or any portion of such Excess Shares within two (2) Business Days following the expiration of the period specified in Section 3.01 by delivering written notice thereof to the Corporation. The Corporation shall continue to offer additional portions to Preemptive Rightsholders validly electing to purchase their full pro rata portion of such Excess Shares pursuant to this Section 3.01(d) until the earlier of (i) all New Securities proposed

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to be issued by the Corporation or its Subsidiaries and with respect to which Preemptive Rightsholders were entitled to exercise their rights under this Section 3.01 have been allocated to the Preemptive Rightsholders or (ii) no Preemptive Rightsholder remains who has any further right to purchase (including as a result of having waived its rights to purchase) Excess Shares pursuant to the foregoing provision.

(e)        Following compliance with the terms and conditions set forth in this Section 3.01, the Corporation (or its applicable Subsidiary) shall be free to consummate the proposed issuance or sale of all or any portion of the remaining New Securities that the Preemptive Rightsholders have not elected to purchase, on terms no less favorable to the Corporation or any of its Subsidiaries than those set forth in the Issuance Notice; provided, that (i) such issuance or sale is closed within ninety (90) days after the date the related Issuance Notice was given, except that, if such issuance or sale is subject to regulatory approval, such ninety (90)-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than one hundred and ninety (190) days after the related Issuance Notice was given, and (ii) the price at which the New Securities are transferred must be equal to or higher than the purchase price described in the Issuance Notice. In the event that the Corporation (or its applicable Subsidiary) has not sold such New Securities within such ninety (90)-day period (as may be extended as set forth in the preceding sentence), the Corporation (or its applicable Subsidiary) shall not thereafter issue or sell any New Securities without first again offering such securities to the Stockholders entitled to preemptive rights in the manner provided in this Section 3.01.

(f)        The rights and obligations set forth in this Section 3.01 shall automatically terminate upon, and shall cease to have any force or effect following, the earlier of (i) the date the Common Stock is listed on a National Securities Exchange in the United States (a “Listing”), or (ii) the consummation of the first public offering and sale of Common Stock by the Corporation (other than on Form S-8 or its equivalent), pursuant to an effective registration statement under the Securities Act (such public offering and sale, an “IPO”).

(g)        Notwithstanding anything to the contrary contained herein, the Corporation and/or any of its Subsidiaries may issue or sell New Securities to any purchaser (an “Accelerated Buyer”) without first complying with the provisions of this Section 3.01 if the Board of Directors determines in good faith that it is in the best interests of the Corporation to consummate such issuance or sale without having first complied with such provisions; provided, that in connection with any such issuance or sale, the Corporation shall give the Preemptive Rightsholders written notice of such issuance or sale as promptly as practicable, which notice (an “Accelerated Sale Notice”) shall describe in reasonable detail (a) the material terms and conditions of the issuance or sale of the New Securities to the Accelerated Buyer, including the number or amount and description of the New Securities issued, the issuance or sale date, the purchase price per share, and the name and address of the Accelerated Buyer and (b) the rights of the Preemptive Rightsholders to purchase New Securities, pursuant to this paragraph, in connection with such issuance or sale. In the event of any such issuance or sale of New Securities to an Accelerated Buyer, each Preemptive Rightsholder shall have the right, at any time during

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the ten (10) Business Days following receipt of the Accelerated Sale Notice, to elect to purchase New Securities in an amount equal to the amount of such New Securities it would have been entitled to purchase if the issuance or sale to the Accelerated Buyer had instead been completed without regard to this Section 3.01(g), including pursuant to Section 3.01(d). If one or more Preemptive Rightsholders exercise the election to make a purchase, the Corporation shall give effect to each such exercise by either (i) requiring that the Accelerated Buyer sell down a portion of its New Securities, or (ii) issuing additional New Securities to such Preemptive Rightsholder, or a combination of (i) and (ii), so long as such action effectively provides such Preemptive Rightsholder with the same number of New Securities it would have received had this paragraph not been utilized.

(h)        A Preemptive Rightsholder may assign its Securities Purchase Right to any Person or Persons (whether or not a Stockholder) that agree to be bound by the provisions of this Agreement applicable to the Preemptive Rightsholder by executing a Joinder.

Section 3.02.      Tag-Along Rights.

(a)        If at any time prior to the earlier of a Listing or the consummation of an IPO, any one or more Stockholders (collectively with their Related Persons) (collectively, the “Tag-Along Seller”) propose to Transfer shares of Common Stock that constitute more than fifty percent (50%) of the total shares of Common Stock to one or more purchasers that are not Related Persons of the Tag-Along Seller (and are not otherwise being Transferred pursuant to a Drag-Along Sale under Section 3.03) in any transaction or series of related transactions (a “Tag-Along Transfer”), then, each other Stockholder (each such Stockholder, together with each other respective Affiliate of such Stockholder, collectively the “Tag-Along Offerees”) shall have the right (a “Tag-Along Right”) to exercise tag-along rights in accordance with the terms and conditions set forth in this Section 3.02 (any such Stockholder exercising such rights, a “Tagging Stockholder”). The rights and obligations set forth in this Section 3.02 shall automatically terminate upon, and shall cease to have any force or effect following, the earlier of (i) a Listing or (ii) the consummation of an IPO.

(b)        The Tag-Along Seller shall promptly give written notice (a “Tag-Along Notice”) to the Corporation setting forth the number of shares of Common Stock proposed to be Transferred by the Tag-Along Seller, the name and address of the proposed Transferee (the “Tag-Along Transferee”), the proposed purchase price for each such share of Common Stock (which shall be the same price per share with respect to each share of outstanding Common Stock proposed to be Transferred) (the “Tag-Along Per Share Consideration”), and any other material terms and conditions of the Tag-Along Transfer. Upon receipt of any such Tag-Along Notice, the Corporation shall promptly (but in no event later than seven (7) Business Days following receipt thereof) provide such Tag-Along Notice (the “Tag-Along Notice Period”) to each Tag-Along Offeree. Each Tag-Along Offeree shall have a period of ten (10) Business Days from the mailing date of the Tag-Along Notice by the Corporation to elect to sell in the Tag-Along Transfer a number of shares of Common Stock up to its Tag-Along Pro Rata Portion at a price per share equal to the Tag-Along Per Share Consideration. Any Tag-Along Offeree

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may exercise such right by delivery of an irrevocable written notice to the Tag-Along Seller and the Corporation specifying the number of shares of Common Stock such Tag-Along Offeree desires to include in the Tag-Along Transfer. Unless the Tag-Along Transferee agrees to purchase all the shares of Common Stock proposed to be Transferred by the Tag-Along Seller and the Tagging Stockholders, (i) each Tagging Stockholder shall be entitled to include in the Tag-Along Transfer a number of shares of Common Stock determined by multiplying (A) the total number of shares of Common Stock that the Tag-Along Transferee has agreed to purchase in the Tag-Along Transfer by (B) a fraction, the numerator of which is the number of shares of Common Stock proposed to be Transferred by such Tagging Stockholder in the Tag-Along Transfer and the denominator of which is the total number of shares of Common Stock proposed to be Transferred by the Tag-Along Seller and all Tagging Stockholders and (ii) the Tag-Along Seller shall be entitled to include the number of shares of Common Stock that the Tag-Along Transferee has agreed to purchase in the Tag-Along Transfer minus the total number of shares of Common Stock that the Tagging Stockholders are entitled to sell pursuant to the foregoing clause (i). The Tag-Along Seller shall have a period of one hundred and twenty (120) calendar days following the expiration of the ten (10) day period referred to above to consummate the Tag-Along Transfer, on the payment terms specified in the Tag-Along Notice (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Notice are subject to regulatory approval until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 180 days following the end of the Tag-Along Notice Period). If the Tag-Along Seller and the Tag-Along Transferee (i) have not consummated the Tag-Along Transfer in the time period set forth in the preceding sentence or (ii) propose to consummate the Tag-Along Transfer at a different price or on different terms than those set forth in the Tag-Along Notice, then the Tag-Along Seller shall not be permitted to consummate the Tag-Along Transfer without again giving the Tag-Along Offerees the opportunity to Transfer shares of Common Stock in accordance with this Section 3.02. As used herein, “Tag-Along Pro Rata Portion” means a number of shares of Common Stock determined by multiplying (i) the number of shares of Common Stock owned by the applicable Tag-Along Offeree by (ii) a fraction, the numerator of which is the number of shares of Common Stock proposed to be Transferred by the Tag-Along Seller in the Tag-Along Transfer and the denominator of which is the aggregate number of shares of Common Stock held by the Tag-Along Seller immediately prior to such Tag-Along Transfer.

(c)        Notwithstanding anything contained in this Section 3.02, there shall be no liability or obligation on the part of the Tag-Along Seller to the Tag-Along Offerees or any other Person if the Tag-Along Transfer pursuant to this Section 3.02 is not consummated for whatever reason. Whether to effect a Tag-Along Transfer pursuant to this Section 3.02 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller. No Tagging Stockholder shall be obligated to pay any fees or expenses (other than its own) incurred in connection with any consummated or unconsummated Tag-Along Transfer, except each Tagging Stockholder may be obligated to bear its pro rata share (based on each such Tagging Stockholder’s share of the aggregate proceeds paid with respect to such Tag-Along Transfer) of the reasonable documented out-of-pocket fees and expenses incurred by the Tag-Along Seller in connection with a

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consummated Tag-Along Transfer to the extent such fees and expenses are incurred for the benefit of all Tagging Stockholders and are not otherwise paid by the Corporation or another Person.

(d)        Each Tagging Stockholder (i) shall be required to give representations and warranties (in a form customary for transactions of the nature of the Tag-Along Transfer), solely with respect to its due organization, authority, noncontravention of laws and agreements in respect of its participation in the transaction its unencumbered ownership and title to its shares of Common Stock being transferred in the Tag-Along Transfer, (ii) shall not be required to agree to any restrictive covenant (such as a non-compete or non-solicit or similar restriction) other than a customary confidentiality covenant, (iii) shall not be required to provide any indemnification with respect to any representations, warranties, covenants or agreements made by any Tag-Along Seller and (iv) shall not be subject, in excess of its ratable share of the shares of Common Stock being transferred in the Tag-Along Transfer, to any holdback(s) or escrow(s) in respect of potential indemnification obligations (including with respect to indemnification for breaches of representations, warranties, covenants or agreements of the Corporation) or purchase price adjustment(s) pursuant to the applicable definitive purchase agreement.

(e)        subject to Section 3.03(b), upon the consummation of the Tag-Along Transfer, each Tagging Stockholder will receive the same form of consideration for its Tag-Along Pro Rata Portion shares of Common Stock as is received by the Tag-Along Seller; and

(f)        if the Tag-Along Seller is given an option as to the form and amount of consideration to be received as a result of the Tag-Along Transfer, all Tagging Stockholders will be given the same option other than to the extent prohibited by Law; provided, however, no Tagging Stockholder shall be entitled to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is established in good faith and generally applicable to the Corporation’s stockholders.

Section 3.03.      Drag-Along Rights.

(a)        If holders of Common Stock (the “Drag-Along Sellers”) owning more than 50% of the Fully Diluted Party Common Stock propose to Transfer all (but not less than all) of the shares of Common Stock held by them in a bona fide arms’-length negotiated Company Sale that is approved by the Board of Directors for consideration payable in cash and/or freely tradeable and marketable securities (a “Drag-Along Sale”), the Drag-Along Sellers may at their option (the “Drag-Along Rights”) require each other holder of Common Stock (“Other Stockholders”) to:

(i)        sell all (but not less than all) of the Common Stock owned by such Other Stockholder to the Person(s) to whom the Drag-Along Sellers propose to sell their shares of Common Stock (that in any case are not Related Persons of the Drag-Along Sellers) (the “Drag-Along Buyer”) and on the same terms and conditions as the Drag-Along Sellers;

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(ii)        if such Drag-Along Sale requires Stockholder approval, with respect to all shares of Common Stock that such Other Stockholder owns or over which such Other Stockholder otherwise exercises voting power, vote (in person, by proxy or by action by written consent, as applicable) all shares of Common Stock in favor of, and adopt, such Drag-Along Sale and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Drag-Along Sellers to consummate such Drag-Along Sale;

(iii)        subject to Section 3.03(d)(ii), execute and deliver all related documentation and take such other action in support of the Drag-Along Sale as shall reasonably be requested by the Corporation or the Drag-Along Sellers in order to carry out the terms and provision of this Section 3.03, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv)        irrevocably appoint each of the individuals identified as a “Drag-Along Agent” in the Drag-Along Sale Notice as his, her or its agent and attorney-in-fact (the “Drag-Along Agents”) (with full power of substitution) to execute all agreements, instruments and certificates and take all action necessary to effectuate any Drag-Along Sale as contemplated hereunder (including to Transfer such Other Stockholder’s shares of Common Stock on the terms set forth in the Drag-Along Sale Notice), grants to each Drag-Along Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to vote (including acting by written consent, if requested) all shares of Common Stock having voting power held by such Person and exercise any consent rights applicable thereto in favor of any such Drag-Along Sale as provided hereunder; provided, however, that the Drag-Along Agents shall not exercise such powers-of-attorney or proxies with respect to any such Person unless such Person refuses or fails to comply with its obligations hereunder within such period of time as may be reasonably specified by the Drag-Along Sellers;

(v)        not deposit, and to cause their Related Persons not to deposit, except as provided in this Agreement, any shares of Common Stock owned by such Other Stockholder in a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of such Common Stock, unless specifically requested to do so by the acquirer in connection with the Drag-Along Sale; and

(vi)        refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Drag-Along Sale.

(b)        If the consideration to be paid in exchange for the shares of Common Stock pursuant to this Section 3.03 includes any securities and due receipt thereof by any holder of Common Stock would require (x) the registration or qualification of such securities or

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of any Person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Corporation may cause to be paid to any such Other Stockholder in lieu thereof, against surrender of the shares of Common Stock which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value of the securities which such Other Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the shares of Common Stock (based on the market price of such other securities if such securities are listed on a National Securities Exchange, or as determined in good faith by the Corporation if not so listed), provided that such Other Stockholder shall have the right to object to the determination and require the Corporation retain an independent third-party accounting, valuation, appraisal or investment banking firm of national standing mutually acceptable to the Corporation and the Other Stockholder to determine the then current fair market value of the shares of Common Stock. The Corporation and the Other Stockholder (or if more than one Other Stockholder is objecting, all objecting Other Stockholders) shall each bear one-half of the fees and expenses of the independent third-party accounting, valuation, appraisal or investment banking firm selected as set forth in the preceding sentence.

(c)        If the Drag-Along Sellers elect to exercise their Drag-Along Rights, the Drag-Along Sellers shall provide notice of such proposed Drag-Along Sale to the Corporation at least thirty (30) Business Days prior to the consummation of the Drag-Along Sale (a “Drag-Along Sale Notice”). The Drag-Along Sale Notice shall set forth the principal terms and conditions of the proposed Drag-Along Sale, including (a) the form and structure of the proposed Drag-Along Sale, (b) the consideration to be received in the proposed Drag-Along Sale for the Common Stock (including, if applicable, the formula by which such consideration is to be determined and the payment terms, including a description of any freely tradeable and marketable securities), (c) the name and address of the prospective Drag-Along Buyer(s), (d) if known, the proposed date for the Drag-Along Sale, (e) the name of each Drag-Along Agent (as defined below) and (f) all other material terms and conditions of the Drag-Along Sale. Upon receipt of any such Drag-Along Sale Notice, the Corporation shall promptly (but in no event later than seven (7) Business Days following receipt thereof) give written notice of such Drag-Along Sale Notice to each Other Stockholder.

(d)        Notwithstanding anything contained in this Section 3.03, the obligations of the Other Stockholders to participate in a Drag-Along Sale are subject to the following conditions:

(i)        the Drag-Along Sale must include all Other Stockholders and all shares of Common Stock owned by the Other Stockholders;

(ii)        each Other Stockholder (A) shall be required to give representations and warranties (in a form customary for transactions of the nature of the Drag-Along Sale), solely with respect to its due organization, authority, noncontravention of laws and agreements in respect of its participation in the

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transaction and its unencumbered ownership and title to its shares of Common Stock being transferred in the Drag-Along Sale, (B) shall not be required to agree to any restrictive covenant (such as a non-compete or non-solicit or similar restriction) other than a customary confidentiality covenant, (C) shall not be required to enter into a lock-up provision with respect to any freely tradeable and marketable securities received as consideration in a Drag-Along Sale, (D) shall not be required to provide any indemnification (x) with respect to any representations, warranties, covenants or agreements made by any Drag-Along Seller, the Corporation (except pursuant to a holdback or escrow as described in clause (E) below) or any other Person (other than severally in connection with any such representation and warranty it makes as to itself) or (y) in an amount exceeding the net proceeds received by such Other Stockholder in connection with the Drag-Along Sale (other than in the case of actual and intentional fraud of such Other Stockholder), and (E) shall not be subject, in excess of its ratable share of the shares of Common Stock being transferred in the Drag-Along Sale, to any holdback(s) or escrow(s) in respect of potential indemnification obligations (including with respect to indemnification for breaches of representations, warranties, covenants or agreements of the Corporation) or purchase price adjustment(s) pursuant to the applicable definitive purchase agreement;

(iii)        subject to Section 3.03(b), upon the consummation of the Drag-Along Sale, each Other Stockholder will receive the same form of consideration for its shares of Common Stock as is received by the Drag-Along Sellers; and

(iv)        if any Drag-Along Sellers are given an option as to the form and amount of consideration to be received as a result of the Drag-Along Sale, all Other Stockholders will be given the same option other than to the extent prohibited by Law; provided, however, no Other Stockholder shall be entitled to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is established in good faith and generally applicable to the Corporation’s stockholders.

(e)        If any Other Stockholder should fail to deliver the documentation required to be delivered by such Other Stockholder to the Drag-Along Sellers pursuant to this Section 3.03, the Corporation shall cause the books and records of the Corporation to show that such shares of Common Stock owned by such Other Stockholder (together with their Related Persons) are bound by the provisions of this Section 3.03 and that such shares of Common Stock shall be deemed to be Transferred to the prospective Drag-Along Buyer upon consummation of the Drag-Along Sale.

(f)        The Drag-Along Seller shall have a period of one hundred twenty (120) days from the date of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice, provided that, if such Drag-Along Sale is subject to regulatory approval, such 120-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 180 days following the date of the Drag-Along Sale

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Notice. If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall return to each of the Other Stockholders all applicable instruments such Other Stockholders delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the Other Stockholders in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such shares of Common Stock held (directly or indirectly) by the Other Stockholders shall again be in effect.

(g)        Concurrently with the consummation of the Drag-Along Sale pursuant to this Section 3.03, the Drag-Along Seller shall give notice thereof to the Other Stockholders, shall remit to each of the Other Stockholders that have surrendered the applicable instruments the total consideration (the cash portion of which is to be paid in accordance with such Other Stockholder’s instructions for payment) for the shares of Common Stock that are Transferred by such Other Stockholders pursuant to this Section 3.03 hereto (but subject to reduction for any applicable escrows or holdbacks and any transaction expenses) and shall furnish such other evidence of the completion and time of completion of the Drag-Along Sale and the terms thereof as may be reasonably requested by such Other Stockholders.

(h)        No Other Stockholder shall be obligated to pay any fees or expenses (other than its own) incurred in connection with any consummated or unconsummated Drag-Along Sale, except each Other Stockholder may be obligated to bear its pro rata share (based on each such Other Stockholder’s share of the aggregate proceeds paid with respect to such Drag-Along Sale) of the reasonable documented out-of-pocket fees and expenses incurred by the Drag-Along Seller(s) in connection with a consummated Drag-Along Sale to the extent such fees and expenses are incurred for the benefit of all Other Stockholders and are not otherwise paid by the Corporation or another Person.

(i)        This Section 3.03 and the rights and obligations contained herein shall terminate upon the earlier of (i) a Listing or (ii) the consummation of an IPO and shall thereafter have no force or effect.

Section 3.04.      Certain Rights of Designating Stockholders Applicable to All Transfers.

(a)        If any Stockholder (including a Designating Stockholder) desires to make a Transfer (other than in the case of a (i) Transfer to a Related Person of such Stockholder or (ii) Drag-Along Sale) (the “Transferring Stockholder”) of all or any portion of its shares of Common Stock, the Transferring Stockholder shall provide each of the Designating Stockholders as of the Effective Date (the “Prospective Transferee Designating Stockholders”) with a written notice (a “Transfer Notice”) of its desire to Transfer such shares of Common Stock, which shall specify the number of shares of Common Stock such Transferring Stockholder wishes to Transfer (the “Transfer Shares”), the purchase price for such Transfer Shares and any other terms and conditions material to the Transfer proposed by the Transferring Stockholder.

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(b)        Each Prospective Transferee Designating Stockholder shall have the right to deliver to the Transferring Stockholder an irrevocable written notice (the “Transfer Election Notice”) within ten (10) Business Days after delivery of the Transfer Notice (the “Transfer Election Period”), indicating that such Prospective Transferee Designating Stockholder (or its respective Related Persons) desires to acquire an amount of Transfer Shares up to its Designating Stockholder Transferred Share Portion, on the terms and conditions set forth in the Transfer Notice.

(c)        Upon delivery of such Transfer Election Notice during the Transfer Election Period, the Prospective Transferee Designating Stockholder shall consummate the Transfer of any Transfer Shares to be purchased by such Prospective Transferee Designating Stockholder, in accordance with Section 3.04(a) at the price and on the terms and conditions set forth in the Transfer Notice within 30 days after the end of the Transfer Election Period (subject to extension to the extent necessary to obtain required governmental approvals that are required by the binding, definitive agreement entered into to give effect to such Transfer of Transfer Shares), and the Transferring Stockholder and the purchasing Prospective Transferee Designating Stockholder shall execute such documents as are reasonably required by the Transferring Stockholder in connection with the sale of such Transfer Shares to such Prospective Transferee Designating Stockholder.

(d)        If a Prospective Transferee Designating Stockholder does not provide a Transfer Election Notice to the Transferring Stockholder before the end of the Transfer Election Period, or if the consummation of the transactions contemplated by the Transfer Election Notice has not occurred within 180 days, such Prospective Transferee Designating Stockholder shall be deemed to have declined the offer contained in the Transfer Notice and the Transferring Stockholder may Transfer such Transfer Shares to a third party (other than a Competitor) at any time within 45 days (subject to extension to the extent necessary to obtain required governmental approvals that are required by the binding, definitive agreement entered into to give effect to such Transfer of Transfer Shares), at a price which is not less than the purchase price and on other terms and conditions not materially more favorable to such third party Transferee than those specified in the Transfer Notice.

(e)        To the extent that one or more Prospective Transferee Designating Stockholders do not timely exercise their purchase rights with respect to the Transfer Shares in accordance with the terms and conditions set forth in this Section 3.04, or elect to exercise any such rights for less than the full Designating Stockholder Transferred Share Portion (the difference between the maximum number of the Designating Stockholder Transferred Share Portion such Prospective Transferee Designating Stockholder could have elected to purchase under this Section 3.04 and the number of Transfer Shares for which such Prospective Transferee Designating Stockholder exercised its purchase rights under this Section 3.04, such Prospective Transferee Designating Stockholder’s “Individual Excess Transfer Shares” and the Individual Excess Transfer Shares of all such Prospective Transferee Designating Stockholders, the “Excess Transfer Shares”), then the Transferring Stockholder shall offer to sell to the Prospective Transferee Designating Stockholders that have validly elected to purchase all of their Designating Stockholder Transferred Share Portion of the Transfer Shares, the

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Excess Transfer Shares pro rata (based on the number of shares of Common Stock owned by such Prospective Transferee Designating Stockholder without giving effect to the number of shares of Common Stock such Transferring Stockholder wishes to Transfer pursuant to the Transfer Notice) divided by the number of shares of Fully Diluted Party Common Stock owned by all Prospective Transferee Designating Stockholders exercising in full their right to purchase Transfer Shares up to their Designating Stockholder Transferred Share Portion and at the same price and on the same terms as those specified in the Transfer Notice, and such Prospective Transferee Designating Stockholder shall have the right to acquire all or any portion of such Excess Transfer Shares within two (2) Business Days following the expiration of the Transfer Election Period by delivering written notice thereof to the Transferring Stockholder. The Transferring Stockholder shall continue to offer additional Transfer Shares to Prospective Transferee Designating Stockholders validly electing to purchase their full pro rata portion of such Excess Transfer Shares pursuant to this Section 3.04(e) until the earlier of (i) all Transfer Shares proposed to be sold by the Transferring Stockholder and with respect to which Prospective Transferee Designating Stockholders were entitled to exercise their rights under this Section 3.04 having been allocated to the Prospective Transferee Designating Stockholders or (ii) no Prospective Transferee Designating Stockholders remaining who have any further right to purchase (including as a result of having waived their rights to purchase) Excess Transfer Shares pursuant to the foregoing provision.

(f)        For the avoidance of doubt, the rights provided to each Designating Stockholder contained in this Section 3.04 are personal to each such Designating Stockholder and are not transferrable to a third-party Transferee in connection with a Transfer to such third-party Transferee by a Designating Stockholder (or any of its Related Persons) of its or their respective ownership of shares of Common Stock.

Section 3.05.      Conditions Applicable to All Transfers.

(a)        Without limiting the provisions of this Agreement, each Stockholder agrees that it shall not Transfer any Common Stock at any time if such Transfer would not comply with the terms of this Agreement. For the avoidance of doubt, subject to compliance with Section 3.04 and this Section 3.05, any Stockholder may transfer any Common Stock, together with its rights (except as set forth in Section 2.01(b)(vi) and Section 3.04(f)) under Section 2.01 of this Agreement with respect to Director designation rights (and the related rights pursuant to this Article 2 in the case of removal or vacancies) to any Person, at any time. As a condition precedent to any Transfer, the Corporation may require an opinion of legal counsel reasonably satisfactory to it that registration under the Securities Act is not required. Each Person who hereafter acquires Common Stock in a Transfer from a Stockholder and is not already a Stockholder shall, as a condition to the effectiveness of such Transfer, execute and deliver a Joinder, and any Transfer in which the acquirer of Common Stock does not so deliver a Joinder (if applicable) shall be void ab initio.

(b)        At any time prior to the earlier of an IPO or the Corporation otherwise becoming subject to the periodic reporting obligations of the Exchange Act, the

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Corporation and any transfer agent for the Common Stock may refuse to register any transfer of shares of Common Stock if, as a result of such transfer, the Common Stock would be held of record by more than 300 holders. Each Stockholder agrees to cooperate with the Corporation with respect to any actions approved by the Board of Directors to ensure the Corporation remains below 300 holders at all times. If the Corporation becomes aware that the Common Stock becomes held of record by more than 250 holders, the Corporation will notify all Stockholders of such fact.

(c)        Notwithstanding anything to the contrary in this Agreement, no Stockholder shall Transfer any shares of Common Stock (i) to a Competitor (except pursuant to a Company Sale) without the prior written consent of the Board of Directors (which may be given or withheld in the Board of Director’s sole discretion) or (ii) if such Transfer would cause the Corporation to become subject to the registration requirements of the Investment Company Act of 1940, as amended.

(d)        Each Stockholder that Transfers any shares of Common Stock as permitted by this Agreement shall use its reasonable best efforts to provide or cause to be provided to any prospective Transferee of such Stockholder (subject to Section 4.03) a copy of this Agreement (including by such proposed Transferee receiving access to this Agreement pursuant to the Secured Site).

(e)        To the fullest extent permitted by applicable Law, any Transfer not in compliance with the provisions of this Agreement shall be void ab initio, and such proposed Transferee shall not be entitled to any rights or benefits arising hereunder until all applicable provisions have been satisfied.

Article 4
Information

Section 4.01.      Information Requirements.

(a)        The Corporation will provide, or cause to be provided, to each Stockholder (other than a Competitor) within fifteen (15) calendar days after each of the following periods: (i) (x) as soon as available, and in any event no later than December 31, 2024, (A) a copy of the audited consolidated balance sheet of the Corporation and its consolidated Subsidiaries for the fiscal year ending December 31, 2022 and the related audited consolidated statements of income and of cash flows for such year, in each case, in accordance with GAAP, and (B) a management’s discussion and analysis of the material operational and financial developments during such fiscal year, (y) as soon as available, and in any event no later than September 30, 2024, (A) a copy of the audited consolidated balance sheet of the Corporation and its consolidated Subsidiaries for the fiscal year ending December 31, 2023 and the related audited consolidated statements of income and of cash flows for such year, in each case, in accordance with GAAP, and (B) a management’s discussion and analysis of the material operational and financial developments during such fiscal year and (z) within 90 days after the end of each subsequent fiscal year, commencing with the fiscal year ending December 31, 2024, (A) a copy of the audited consolidated balance sheet of the Corporation and its consolidated

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Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, in each case, in accordance with GAAP, and (B) a management’s discussion and analysis of the material operational and financial developments during such fiscal year, (ii) within 45 days (or 75 days in the case of the fiscal quarter ending September 30, 2023) after the end of each of the first three quarterly periods of each fiscal year of the Corporation, commencing with the fiscal quarter ending September 30, 2023, (A) the unaudited consolidated balance sheet of the Corporation and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, in each case in accordance with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes) and (B) a management’s discussion and analysis of the material operational and financial developments during such fiscal quarter, (iii) within 10 Business Days (or 15 Business Days in the case of the calendar month ending September 30, 2023) after the end of each calendar month, commencing with the month ending September 30, 2023, a financial reporting package (including the month end “flash” numbers for the month just ended), containing a summary of the previous month’s financial results of operations or such other related financial information as may be reasonably requested by such Stockholder, (iv) (A) within 60 days after the end of each fiscal year and approval thereof by the Board of Directors, an annual budget of the Corporation or any of its Subsidiaries for the next fiscal year presented on a monthly basis, which includes the projected consolidated balance sheets of the Corporation and its consolidated Subsidiaries and the related consolidated statements of income and cash flows for each fiscal month of such fiscal year, including all relevant material operating assumptions used to derive such figures and (B) within 20 days after any material reforecast of such budget and approval thereof by the Board of Directors, such reforecast annual budget, including all relevant material operating assumptions used to derive such reforecast figures and (v) provide notice as promptly as practicable (but in no event later than five Business Days) to each such Stockholder of the occurrence of any material events with respect to the Corporation or its Subsidiaries, including the occurrence of any material adverse change in the business of the Corporation or its Subsidiaries or any commencement, settlement, termination or other resolution of any material litigation by the Corporation or any of its Subsidiaries; provided, that, notwithstanding the delivery dates set forth in this Section 4.01(a), to the extent any documentation required to be provided to a Stockholder pursuant to this Section 4.01(a) is provided to either the lenders under the ABL Exit Facility (as defined in the Plan of Reorganization) or the trustee under the New Second Lien Notes Indenture (as defined in the Plan of Reorganization), such documentation shall also be provided simultaneously to each Stockholder; provided further that, in the case of clause (v), (x) the Corporation may omit from such disclosure any terms of such event if the Corporation determines in its good faith judgment that disclosure of such terms would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of the Corporation and its Subsidiaries, taken as a whole (except that such non-disclosure shall be limited only to those specific provisions that would cause material competitive harm and not the occurrence of the event itself), and (y) no such disclosure will be required to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Corporation

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(or any of the Corporation’s Subsidiaries) and any director, manager or executive officer, of the Corporation (or any of the Corporation’s Subsidiaries). With respect to the items in clauses (i) – (v), (x) the Corporation shall provide, or provide access to, such information to all such Stockholders entitled to receive such information pursuant to this Section 4.01 at the same time and (y) all such Stockholders must agree to be bound by a customary confidentially agreement in a form reasonably acceptable to the Board of Directors (which may, at the Corporation’s election, be on a “click-through” basis) before accessing such information. The Corporation will provide, or cause to be provided, to each Stockholder (together with their Related Persons) (and in each case, other than a Competitor) who directly or indirectly owns, controls or holds the power to vote (including pursuant to a contract, agreement, arrangement or other understanding), 7% or more of the Fully Diluted Party Common Stock, upon a written request by such Stockholder and at the sole expense of such Stockholder, reasonable access during normal business hours to the books and records, financial and operating data and such other information of the Corporation and its Subsidiaries as may reasonably be requested. Any such Stockholder that receives any information pursuant to the foregoing sentence shall be deemed to be in receipt of material non-public information and agrees to be restricted until such information is publicly announced or cleansed or deemed to be stale, as reasonably determined by the Corporation.

(b)        (i) For a period of 12 months following the Effective Date, the Corporation shall host a conference call up to once per month together with the Designating Stockholders and (ii) following the 12-month anniversary of the Effective Date, an “earnings call” up to once per quarter with the Designating Stockholders which shall take place as promptly as reasonably practicable after the distribution of the financial statements for the applicable quarter, which shall include a reasonable opportunity for questions from such Designating Stockholders (any such call, a “Designating Stockholders Conference Call”); provided, that in each case of (i) and (ii), a Designating Stockholder shall only have the right to participate in a Designating Stockholder Conference Call to the extent such Designating Stockholder remains entitled to designate a Director pursuant to Section 2.01 or such Designating Stockholder (together with its Related Persons) holds at least 15% of the Fully Diluted Party Common Stock in the aggregate; provided, further, that the Corporation shall provide the date and dial-in information for such call and post such information to the Secured Site at least three (3) days prior to any Designating Stockholders Conference Call.

(c)        The presence of (i) at least two Directors (other than any member of management of the Corporation) of the Board of Directors and (ii) any senior management member of the Corporation that is reasonably requested by any Designating Stockholder at least two (2) days prior to any Designating Stockholders Conference Call shall be required at each Designating Stockholders Conference Call. At least two (2) Business Days prior to each Designating Stockholders Conference Call, the Corporation shall provide (or cause to be provided) all materials to be presented during such Designating Stockholder Conference Call to the respective internal legal teams designated by each Designating Stockholder for pre-clearance. To the extent any of the materials to be presented on the Designating Stockholder Conference Call are requested by any such internal legal teams to be redacted, such materials shall not be shared with

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the Designating Stockholders except in redacted form, unless any of the Designating Stockholders request to obtain such materials in unredacted form, and the Corporation shall promptly inform each Designating Stockholder of any request by another Designating Stockholders to obtain unredacted materials or participate in any discussion relating thereto. During any Designating Stockholders Conference Call, in the event a Designating Stockholder that obtained materials in unredacted form wishes to discuss any portion of the materials that is redacted, the Designating Stockholders participating in the Designating Stockholders Conference Call shall first be provided an opportunity to exit such call prior to any discussion relating thereto. As soon as practicable following a Designating Stockholder Conference Call, the Corporation shall upload all materials that were pre-cleared (if applicable, in redacted form) to the Secured Site.

(d)        Each of the Designating Stockholders shall have the right, but not the obligation, to request and promptly receive access to weekly KPI reporting that is produced by the Corporation or its Subsidiaries in the ordinary course of its operations; provided that any such information received by the Designating Stockholder shall be treated confidentially in accordance with Section 4.03. To the extent a Designating Stockholder requests to receive such access, the Corporation shall promptly notify each other Designating Stockholder that a Designating Stockholder has requested to receive access to weekly KPI reporting. For the avoidance of doubt, the Corporation shall have no obligation to upload any weekly KPI reporting materials to the Secured Site for cleansing purposes or to otherwise cleanse any weekly KPI reporting materials.

(e)        No Competitor shall be entitled to receive the information, or have any of the rights, described in this Section 4.01.

(f)        Notwithstanding anything to the contrary in this Section 4.01, solely with respect to Section 4.01(a)(v), no Stockholder shall be entitled to receive any materials to the extent required to be received under Section 4.01(a)(v), as reasonably determined by the Board of Directors based on the advice of counsel to the Corporation (which may be internal counsel), to maintain the attorney-client privilege protections of such materials; provided that the Corporation shall use its commercially reasonable efforts to minimize such withholdings and exclusions.

(g)        Notwithstanding the disclosure obligations set forth in this Section 4.01, to the extent applicable to the Corporation, the Corporation shall comply in all material respects with the applicable requirements and provisions of Regulation FD (17 C.F.R. § 243.100, as amended, modified, restated or supplemented from time to time).

Section 4.02.      Access to Information. The Corporation may satisfy its obligations under Section 4.01 by providing each Stockholder access to a confidential website such as Intralinks or Epiq and timely posting such information on such website (which website shall have a system of email notification of new postings, the “Secured Site”).

Section 4.03.      Confidentiality; Sale Support. (a) Each Stockholder agrees that Confidential Information furnished and to be furnished to it has been and may in the future be made available in connection with such Stockholder’s investment in the

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Corporation. Each Stockholder agrees that it shall use, and that it shall direct any Person to whom Confidential Information is disclosed pursuant to clauses (i) through (v) below to use, the Confidential Information only in connection with its investment in the Corporation and not for any other purpose (including to disadvantage competitively the Corporation or any of its Subsidiaries). Each Stockholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i)        to such Stockholder’s Representatives (other than a Competitor) in the normal course of the performance of their duties or, in connection with such credit arrangement, to any financial institution providing, or potentially providing, credit to such Stockholder;

(ii)        for purposes of reporting to its, or its Related Persons’, stockholders and direct and indirect equity holders and limited partners, in each case other than a Competitor, the performance of the Corporation and its Subsidiaries (or otherwise in connection with customary fundraising, marketing, information or reporting activities of such Persons) and for purposes of including applicable information in financial statements to the extent required by applicable Law or applicable accounting standards; provided with respect to the immediately preceding clauses (i) and (ii), any such Persons receiving Confidential Information shall be informed by the Stockholder of the Confidential Information, such Person shall agree or otherwise be obligated to keep such information confidential, and to comply with the use restrictions, in accordance with the provisions of this Section 4.03 and any Stockholder disclosing such Confidential Information will be liable for any unauthorized disclosures or use of such Confidential Information in violation of this Section 4.03 by any such Persons;

(iii)        to any Person to whom such Stockholder is contemplating a bona fide Transfer of its Common Stock, other than a Competitor; provided that such Transfer would not be in violation of the provisions of this Agreement or the Charter and such potential Transferee agrees to enter into and be bound by a customary confidentiality agreement in a form reasonably acceptable to the Board of Directors (and in any event no less restrictive than the confidentiality obligations set forth in Section 4.03) of which the Corporation shall be made an express third-party beneficiary and any Stockholder disclosing such Confidential Information will be liable to the Corporation for any breaches of this Section 4.03 by any such Persons;

(iv)        to any regulatory authority or rating agency to which the Stockholder or any of its Related Persons is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information;

(v)        to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Corporation, its Affiliates or its

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Representatives have provided to such Stockholder relating to such tax treatment and tax structure); provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information;

(vi)        if the prior written consent of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Corporation or the Board of Directors shall have been obtained; or

(vii)        to the extent required by applicable Law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Stockholder is subject); provided that such Stockholder agrees to give the Corporation prompt notice of such request(s), to the extent practicable and permitted by Law, so that the Corporation may seek an appropriate protective order or similar relief (and the Stockholder shall cooperate with such efforts by the Corporation (at the expense of the Corporation), and shall in any event make only the minimum disclosure required by such law, rule or regulation).

(b)        Notwithstanding Section 4.03(a)(iii), in connection with a potential Transfer, any transferring Stockholder shall be entitled to share Confidential Information provided by the Corporation to a bona fide potential transferee (a “Proposed Transferee”); provided, that (A) the Proposed Transferee enters into a customary non-disclosure agreement with the Corporation on terms reasonably acceptable to the Corporation, (B) the transferring Stockholder is fully liable for any breach of such non-disclosure agreement by the Proposed Transferee and (C) in the case of a Transfer that is not a Company Sale, the Proposed Transferee is not a Competitor. In assessing the reasonableness of a request made pursuant to this Section 4.03(b), the Corporation may take into account the size of the interest subject to the applicable potential transfer.

(c)        Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Corporation, its Subsidiaries or any Stockholder or will restrict in any manner the ability of the Corporation or its Subsidiaries to comply with its disclosure obligations under applicable Law. Furthermore, nothing contained herein shall in any way limit or otherwise modify any confidentiality obligations owed by any Stockholder to the Corporation or its Subsidiaries pursuant to any other agreement entered into by such Stockholder, the Corporation or any of their respective Subsidiaries, and this Section 4.03 shall be in addition to such other agreement.

Article 5
Indemnification and Exculpation; Waivers

Section 5.01.      Indemnification and Exculpation.

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(a)        To the fullest extent permitted by applicable Law, the Corporation shall indemnify, hold harmless and defend each Covered Person from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement (collectively, “Indemnified Losses”), incurred or suffered by such Covered Person, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, and whether or not by or in the right of the Corporation, arising out of or in connection with any act or omission, or alleged act or omission, performed or omitted to be performed by such Covered Person in connection with or in any way related to the business or the operation of the Corporation or any Subsidiary of the Corporation, unless it is determined in a final, non-appealable judgment of a court of competent jurisdiction that the Indemnified Losses were the result of Cause with respect to such Covered Person. Notwithstanding the foregoing, other than any claim to enforce its rights under this Article 5, the Corporation shall not be obligated to indemnify any Covered Person in connection with any action, suit or proceeding initiated by such Covered Person unless the initiation of such action, suit or proceeding is approved by the Board of Directors.

(b)        No Covered Person shall be liable to the Corporation or to any Stockholder for any loss or damage sustained by the Corporation or any Stockholder, unless it is determined in a final, non-appealable judgment of a court of competent jurisdiction that the loss or damage shall have been the result of Cause with respect to such Covered Person. The negative disposition of any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, and whether by or in the right of the Corporation, by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Covered Person acted in a manner contrary to the standard set forth in the previous sentence.

(c)        To the fullest extent permitted by applicable Law, costs and expenses (including attorneys’ fees and expenses) incurred by a Covered Person in defending or otherwise participating in any claim, demand, action, suit or proceeding subject to this Section 5.01 shall be advanced by the Corporation prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Corporation of an undertaking by or on behalf of the Covered Person to repay such amount in the event it is ultimately determined that the Covered Person is not entitled to be indemnified therefor pursuant to this Section 5.01.

(d)        The Corporation hereby acknowledges that certain of the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more other Persons (but not including any such other Person to the extent such Person would have an obligation to provide indemnification, advancement of expenses and/or insurance pursuant to a contractual obligation to the Corporation or any of its Subsidiaries) (collectively, the “Secondary Indemnitors”), which may include Persons who employ a Covered Person or of which a Covered Person is a partner or member or whose respective Affiliates, affiliated investment funds, managed funds and

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management companies, if applicable, have such Covered Person as a partner or member. The Corporation hereby agrees (i) that it is the indemnitor of first resort in respect of the matters in this Section 5.01 (i.e., the Corporation’s obligations to each Covered Person are primary and any obligation of the Secondary Indemnitors to advance expenses and/or provide indemnification for the same expenses and liabilities incurred by Covered Persons are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of any Indemnified Losses to the extent legally permitted and as required by the terms of this Agreement or any other agreement between the Corporation and the relevant Covered Person, without regard to any rights that such Covered Person may have against any Secondary Indemnitor. The Corporation further agrees that no advancement or payment by any Secondary Indemnitor shall affect the foregoing and that any relevant Secondary Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of the relevant Covered Persons against the Corporation. The Corporation and each Covered Person agree that the Secondary Indemnitors are express third party beneficiaries of this Section 5.01.

(e)        The indemnification provided by this Section 5.01 shall be in addition to any other rights to which any Covered Person may be entitled under this Agreement or any other agreement with the Corporation or any other Person, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Covered Person.

Section 5.02.      Specific Indemnity.

(a)        To the fullest extent permitted by applicable Law, the Corporation shall indemnify, hold harmless and defend each Designating Stockholder as of the Effective Date and each of their respective Affiliates and Representatives (collectively, the “Designating Stockholder Indemnified Persons”) from and against any and all Indemnified Losses, incurred or suffered by any such Designating Stockholder Indemnified Person in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or in connection with any act or omission, or alleged act or omission, performed or omitted to be performed by any such Designating Stockholder Indemnified Person in connection with or in any way related to the Designating Stockholder Indemnified Actions, unless it is determined in a final, non-appealable judgment of a court of competent jurisdiction that the Indemnified Losses were the result of a Designating Stockholder Indemnified Persons’ willful misconduct, gross negligence, or actual fraud.

(b)        To the fullest extent permitted by applicable Law, costs and expenses (including attorneys’ fees and expenses) incurred by a Designating Stockholder Indemnified Person in defending or otherwise participating in any claim, demand, action, suit or proceeding subject to this Section 5.02 shall be advanced by the Corporation prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Corporation of an undertaking by or on behalf of the Designating Stockholder Indemnified Person to repay such amount in the event it is ultimately determined that the

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Designating Stockholder Indemnified Person is not entitled to be indemnified therefor pursuant to this Section 5.02.

Section 5.03.      Insurance. The Corporation may purchase and maintain insurance on behalf of any Person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under applicable Law or Section 5.01.

Section 5.04.      Rights to Rely on Legal Counsel, Accountants; Other Matters.

(a)        No Covered Person shall be liable, responsible or accountable in damages or otherwise to the Corporation or any Stockholder for any performance or omission to perform any acts in reliance on the advice of accountants or legal counsel for the Corporation.

(b)        The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, Directors, directors, managers, employees, agents or other representatives of the Corporation and its Subsidiaries, and such other Persons as the Board of Directors may determine, in each case, to such extent and to such effect as the Board of Directors shall determine to be appropriate.

(c)        Neither the amendment nor repeal of this Article 5, nor, to the fullest extent permitted by applicable Law, any modification of law, shall adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(d)        The indemnification obligations set forth in this Article 5 shall survive the termination of this Agreement.

Section 5.05.      Waiver of Corporate Opportunities. Each of the Corporation and the Stockholders recognizes that the Stockholders and their respective Affiliates (other than the Corporation and its Subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers, directors or employees of the Corporation or any of its Subsidiaries (collectively, “Exempt Persons”), have or may in the future have other business interests, activities and investments or opportunities with respect thereto, some of which may be in conflict or competition with the business of the Corporation, and that such Exempt Persons are entitled to carry on such other business interests, activities and investments and/or compete with the Corporation or pursue such opportunities, even if such interests, activities and investments are adverse to the interests of the Corporation or one or more of its Stockholders, and shall have no obligation to present any such

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opportunities to the Corporation or any other Person. Neither the Corporation, its Subsidiaries, the Stockholders (or their respective Affiliates) nor any other Person shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Corporation or any of its Subsidiaries, by a Exempt Person (or any of their Affiliates or any other Person with which such Exempt Person is acting) shall not be deemed wrongful or improper or constitute a breach of any duty or obligation (contractual, fiduciary or otherwise). Each of the Exempt Persons, in their sole discretion, may offer an opportunity to participate in any such business or venture to any Person, including any Stockholders or their respective Affiliates without any duty or obligation to any other Person. The taking by any such Exempt Person (or its respective Affiliates or any other Person with which such Exempt Person is acting), or the offering or other transfer by any such Exempt Person to another Person, of any potential business opportunity shall not constitute or be construed or interpreted as (a) a breach or violation of any duty (contractual, fiduciary or otherwise, including any duty under this Agreement or any other applicable Law) or (b) receipt by any such Exempt Person or its respective Affiliates or other Persons with which it is acting of an improper benefit, or an improper personal benefit, in money, property, services or otherwise. This Section 5.05 is being adopted notwithstanding any duty (including any fiduciary duty) that would otherwise exist at law, in equity or otherwise.

Article 6
Miscellaneous

Section 6.01.      Registration Rights. In connection with, and substantially concurrently with the execution of this Agreement, the Corporation and each Holder of Registrable Securities (each as defined in the Registration Rights Agreement) shall enter into the Registration Rights Agreement.

Section 6.02.      Legends.

(a)        All shares of Common Stock issued to any Person shall bear a legend, or be evidenced by notations in a book entry system including a legend, in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO VARIOUS CONDITIONS INCLUDING CERTAIN RESTRICTIONS ON ANY OFFER, SALE, DISPOSITION, TRANSFER AND VOTING AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 12, 2023 (THE “STOCKHOLDERS AGREEMENT”), BY AND AMONG PARTY CITY HOLDCO INC. (THE “CORPORATION”), AND THE STOCKHOLDERS PARTY THERETO FROM TIME TO TIME, AND THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE CORPORATION, EACH AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME. NO REGISTRATION OR TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS AND RECORDS OF THE CORPORATION OR ITS TRANSFER AGENT UNLESS AND UNTIL SUCH RESTRICTIONS SHALL

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HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF RECORD OF SUCH SECURITIES A COPY OF THE STOCKHOLDERS AGREEMENT, CERTIFICATE OF INCORPORATION AND BYLAWS, CONTAINING THE ABOVE REFERENCED RESTRICTIONS ON TRANSFERS AND VOTING OF SECURITIES, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b)        All shares of Common Stock issued to any Person, unless the Corporation determines in good faith such shares were issued in reliance on the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code or another exemption such that the Transfer of such shares are not restricted under the U.S. federal securities laws shall be evidenced by notations in a book entry system including a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. AS A CONDITION TO ANY TRANSFER, THE CORPORATION RESERVES THE RIGHT TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)        The Corporation acting in good faith may make any necessary modifications to the legends set forth in this Article 6 for such legends to comply with applicable Law and to achieve the purpose and intent of the transfer restrictions set forth herein. If any shares of Common Stock cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Charter and the Bylaws, the Corporation, upon the written request of the holder thereof, shall amend the notations in the book entry system (or, if certificated, issue to such holder a new certificate) evidencing such shares accordingly.

Section 6.03.      Specific Enforcement. Each Party acknowledges that the remedies at Law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 6.04.      MIP. By no later than the date that is 90 days after the Effective Date, the Board of Directors shall use its commercially reasonable efforts to implement the Management Incentive Plan, in accordance with the Plan of Reorganization; provided

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that there shall be no corresponding change to any employment agreements that would triggers a severance payment or constitute “good reason” if an executive of the Corporation terminates his or her employment with the Corporation or any of its Subsidiaries if the Management Incentive Plan has not been established prior to such time.

Section 6.05.      Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party pursuant to any Transfer or otherwise, except as expressly set forth herein.

Section 6.06.      Amendments. No amendment or modification of this Agreement or any of the Organizational Documents shall be valid unless executed in writing by the Corporation and Stockholders (together with their Related Persons) holding at least a majority of the Fully Diluted Party Common Stock; provided that (i) any amendment or modification that by its terms materially and adversely affects a Stockholder (in its capacity as a holder of Common Stock) (a “Disproportionately Affected Stockholder”) in a manner disproportionate to the manner in which it affects other Stockholders (in their capacities as holders of Common Stock) shall also require the prior written consent of such Disproportionately Affected Stockholder (except that if any amendment or modification materially and adversely affects a group of Disproportionately Affected Stockholders in a similar manner, such amendment or modification shall for purposes of this clause (i) require only the prior written consent of Disproportionately Affected Stockholders holding a majority of the Fully Diluted Party Common Stock held by such group of Disproportionately Affected Stockholders), (ii) any amendment or modification of Section 3.01 (Preemptive Rights), Section 3.04 (Certain Rights of Designating Stockholders Applicable to all Transfers), Section 3.05 (Conditions Applicable to All Transfers), Section 4.01 (Information Requirements), Section 5.05 (Waiver of Corporate Opportunities) or to any of the defined terms in Section 1.01 (Definitions) as used in such sections shall require the approval of the Corporation and Stockholders (together with their Related Persons) holding at least 66 2/3% of the Fully Diluted Party Common Stock, or (iii) any amendment or modification of any clause of this Section 6.06, or any other provision of this Agreement, that provides for the approval of a given Stockholder or group of Stockholders or approval by at least a specified percentage of Stockholders shall also require approval of that Stockholder or group of Stockholders or at least that specified percentage of Stockholders, as applicable.

Section 6.07.      Termination. Other than the indemnification obligations set forth in Section 5.01, this Agreement shall terminate (i) with respect to a Stockholder as of the time at which such Stockholder ceases to own shares of Common Stock and (ii) upon the earlier to occur of (x) a Listing or (y) the consummation of an IPO.

Section 6.08.      Addresses and Notices. Any notice, request, demand or instruction specified or permitted by this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the applicable recipient or by facsimile, email or other electronic transaction at the address set forth below. Notices will be deemed to have been given hereunder when delivered personally or upon transmission in

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the case of email, facsimile or other electronic transmission; three (3) days after deposit in the U.S. mail; and one (1) day after deposit with a reputable overnight courier service. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof signed by the Person entitled to such notice, whether before or after the time stated at which such notice is required to be given, shall be deemed equivalent to the giving of such notice.

Notices to the Corporation shall be sent to:

Party City Holdings Inc.

100 Tice Boulevard

Woodcliff Lake, NJ 07677

Attn: Ian Heller

CC: Legal Department

Email:

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attn: Kenneth S. Ziman, Esq.

Christopher Hopkins, Esq.

Email:

Notices to any Stockholder shall be sent to the address set forth in the Corporation records for such Stockholder, as may be updated from time to time. The Corporation and each Stockholder may update their notice information from time to time by providing written notice in compliance with this Section 6.08.

Section 6.09.      Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(a)        Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

(b)        Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, or to the extent such court also does not have subject matter jurisdiction, another court of the State of Delaware, County of New Castle, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the

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State of Delaware, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party at the address provided pursuant to Section 6.08 shall be deemed effective service of process on such Party.

(c)        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10.      Representations and Warranties. Except with respect to Common Stock issued to such Stockholder pursuant to the Plan of Reorganization, each Stockholder represents and warrants to the Corporation and each other Stockholder, and each Transferee or recipient of Common Stock represents and warrants to the Corporation and each other Stockholder, upon the Transfer of Common Stock to, or receipt of Common Stock by, such Person, that:

(a)        such Stockholder is acquiring the Common Stock being acquired by it for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with the Securities Act, any applicable securities or “Blue Sky” laws of any state of the United States or other applicable securities Laws, and Stockholder has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with the Securities Act, any applicable securities or “Blue Sky” laws of any state of the United States and any applicable securities Laws;

(b)        such Stockholder acknowledges that the Common Stock have not been registered under the Securities Act or any state securities Law, and the Corporation is under no obligation to file a registration statement with the SEC or any state securities commission with respect to the Common Stock and that the Common Stock cannot be sold unless in a transaction registered under the Securities Act or an exemption from registration is available;

(c)        such Stockholder has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Common Stock. Such Stockholder understands and accepts that its investment in the Common Stock involve risks. Such Stockholder is able to bear the complete loss of his, her or its investment in the Common Stock;

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(d)        such Stockholder or entity is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) or a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act);

(e)        such Stockholder understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such person or entity) promulgated by the SEC under the Securities Act depends upon the satisfaction of various conditions, that such exemption is currently not available and that, if applicable, Rule 144 may in many instances afford the basis for sales only in limited amounts;

(f)        such Stockholder, in making his, her or its decision to invest in the Common Stock, (i) has relied upon an independent investigation made by such Stockholder and his, her or its representatives (including financial, tax and legal advisors) to the extent believed to be appropriate by such Stockholder and (ii) has been given the opportunity to examine all documents and to ask questions of, and receive answers from, the Corporation and its representatives concerning the business of the Corporation and the terms and conditions of such Stockholder’s purchase of his, her or its Common Stock;

(g)        such Stockholder is not purchasing the Common Stock as a result of any advertisement, article, notice or other communication regarding the Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to such Stockholder’s knowledge, any other general solicitation or general advertisement;

(h)        such Stockholder is duly authorized to join in this Agreement and the Person executing a Joinder on its behalf is duly authorized to do so;

(i)        the execution, delivery and performance of a Joinder have been duly authorized by such Stockholder and do not require such Stockholder to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any Law or regulation applicable to such Stockholder or other governing documents or any agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound; and

(j)        this Agreement is valid, binding and enforceable against such Stockholder (including, in the case of a Stockholder that is a trust, the trust property) in accordance with its terms as limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (B) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 6.11.      No Inconsistent Agreements. The Corporation shall not hereafter enter into any agreement with respect to its Common Stock which is inconsistent with or violates the rights granted to the Stockholders in this Agreement.

Section 6.12.      Entire Agreement. This Agreement, the other Organizational Documents, the Plan of Reorganization and any other documents expressly referred to herein or in the Plan of Reorganization embody the complete agreement and

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understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 6.13.      Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

Section 6.14.      Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. References to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of any governmental authority, Persons succeeding to the relevant functions of such Person). Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. All references to statutes shall include all amendments of the same and any successor or replacement statutes and regulations promulgated thereunder, and all references to regulations shall include all amendments and any successor or replacement regulations. Wherever required by the context, references to a fiscal year shall refer to a portion thereof. The use of the word “include”, “includes” or “including” in this Agreement shall be by way of example rather than by limitation. References to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the schedules and exhibits hereto). The use of the words “or,” “either” and “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 6.15.      Aggregation of Affiliates and Related Persons. To the extent any action, consent or right under this Agreement requires a threshold level of ownership of Fully Diluted Party Common Stock by a given Stockholder, the ownership of Fully Diluted Party Common Stock by such Stockholder and its Related Persons shall be aggregated for the purposes of satisfying such threshold.

Section 6.16.      Independent Agreement by the Stockholders. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any Common Stock and the Stockholders do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act, as amended.

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Nothing contained in this Agreement, any of the other Organizational Documents or the Plan of Reorganization and no action taken by any Stockholder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any parties that the Stockholders are in any way acting in concert or as a “group” (or a joint venture, partnership or association), and each of the Corporation and the Stockholders agree to not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement, the other Organizational Documents or the Plan of Reorganization.

Section 6.17.      Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Unless expressly provided in this Agreement, no provision is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.18.      Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Corporation or any of its Affiliates, and no creditor who makes a loan to the Corporation or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Corporation in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Corporation’s profits, losses, distributions, capital or property other than as a secured creditor.

Section 6.19.      Waiver. Unless expressly set forth herein, the Parties may not waive any provision of this Agreement, except pursuant to a written instrument signed by the Party or Parties hereto against whom enforcement of such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, constitutes a waiver by the Party taking such action of compliance with any provision of this Agreement. The waiver by any Party of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 6.20.      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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Section 6.21.      Further Action. The Parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 6.22.      Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 6.23.      Counterparts; Effectiveness. This Agreement may be executed in separate counterparts (including PDFs), each of which will be an original and all of which together shall constitute one and the same agreement binding on all the Parties. This Agreement shall become effective on the date first set forth above.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Party City Holdco Inc.

By:	/s/ Ian Heller
Name: Ian Heller
Title: General Counsel and Corporate Secretary

[Stockholders Agreement]

Schedule A

Stockholders

Each Holder of an Allowed Claim (as defined in the Plan of Reorganization) entitled to distribution of Common Stock under the Plan of Reorganization or, as applicable, pursuant to the Rights Offering (as defined in the Plan of Reorganization).

Exhibit A

JOINDER TO STOCKHOLDERS AGREEMENT OF
PARTY CITY HOLDCO INC.

ANY CAPITALIZED TERM THAT IS NOT OTHERWISE DEFINED IN THIS JOINDER SHALL HAVE THE MEANING GIVEN TO IT IN THE STOCKHOLDERS AGREEMENT OF PARTY CITY HOLDCO INC. DATED OCTOBER 12, 2023, AS AMENDED FROM TIME TO TIME (THE “AGREEMENT”). A COPY OF THE AGREEMENT IS ATTACHED TO AND INCORPORATED FOR ALL PURPOSES IN THIS JOINDER.

The undersigned has acquired shares of Common Stock of Party City Holdco Inc., a Delaware corporation (the “Corporation”), from one or more Stockholders and, by signing this Joinder, the undersigned agrees as follows:

1.        THE UNDERSIGNED HAS RECEIVED, READ AND UNDERSTANDS THE AGREEMENT.

2.        THE UNDERSIGNED ACKNOWLEDGES AND AGREES THAT BY SIGNING THIS JOINDER IT IS BECOMING A PARTY TO THE AGREEMENT AS A “STOCKHOLDER” JUST AS THOUGH IT HAD SIGNED THE AGREEMENT ITSELF. ACCORDINGLY, THE UNDERSIGNED AGREES TO BE BOUND BY ALL OF THE TERMS AND PROVISIONS OF THE AGREEMENT AND TO BE SUBJECT TO ALL OF THE OBLIGATIONS IMPOSED ON A STOCKHOLDER BY OR UNDER THE AGREEMENT AND APPLICABLE LAW. THE UNDERSIGNED RATIFIES AND CONFIRMS EACH AND EVERY ARTICLE, SECTION AND PROVISION OF THE AGREEMENT.

3.        THE UNDERSIGNED REPRESENTS THAT IT HAS ACCESSED THE SECURED SITE AND HAD THE OPPORTUNITY TO REVIEW THE INFORMATION CONTAINED THEREIN.

4.        FOR THE AVOIDANCE OF DOUBT, THE UNDERSIGNED REPRESENTS AND WARRANTS THAT THE AGREEMENT CONSTITUTES THE LEGAL, VALID, AND BINDING OBLIGATION OF THE UNDERSIGNED AND IT IS ENFORCEABLE AGAINST IT IN ACCORDANCE WITH ITS TERMS.

Natural Person:	Entity:

(Print Name)	(Print Entity Name)

By:
(Signature)	(Signature)
Print Name:
Title:

Address:	Address:

Telephone No.	Telephone No.

Facsimile No.	Facsimile No.

Email address:	Email address:

Date Signed:	Date Signed:

The Corporation has accepted this Joinder and admits ______________________ as a Party to the Agreement effective _______________________, _____.

Party City Holdco Inc.

By:
Name:
Title: